Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

FRI Holding Company, LLC, a Delaware limited liability company

and

FRI Merger Sub, LLC, an Ohio limited liability company

and

Frisch’s Restaurants, Inc., an Ohio corporation

dated as of

May 21, 2015

ARTICLE 1. THE MERGER		1
1.1	The Merger.	1
1.2	Closing.	1
1.3	Effective Time.	2
1.4	Effects of the Merger.	2
1.5	Articles of Incorporation; Code of Regulations.	2
1.6	Directors and Officers of the Surviving Corporation.	2
1.7	Further Actions.	2
ARTICLE 2. CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES		3
2.1	Effect on Capital Stock.	3
2.2	Changes in Capital Stock.	3
2.3	Exchange of Certificates.	3
2.4	Company Stock Plan.	5
2.5	Dissenting Shares.	6
2.6	Company Executive Savings Plan.	7
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		7
3.1	Organization; Standing; Power.	7
3.2	Capitalization.	7
3.3	Subsidiaries.	9
3.4	Authority; No Violation.	10
3.5	Consents and Approvals.	10
3.6	SEC Filings; Financial Statements; Information Provided.	11
3.7	No Undisclosed Liabilities.	13
3.8	Absence of Certain Changes or Events.	13
3.9	Legal Proceedings.	13
3.10	Compliance with Laws.	14
3.11	Tax Matters.	14
3.12	Employee Benefit Matters.	15
3.13	Labor Matters.	18
3.14	Contracts.	19
3.15	Property.	20
3.16	Intellectual Property.	22
3.17	Environmental Matters.	23
3.18	Insurance.	24
3.19	No Rights Plan.	24
3.20	Broker’s Fees.	24
3.21	Opinion of Financial Advisor.	25
3.22	Certain Business Practices.	25
3.23	Related Party Transactions.	25

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3.24	Franchise Matters.	25
3.25	No Other Representations or Warranties.	26
3.26	Full Disclosure.	27
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		27
4.1	Organization, Qualification, Subsidiaries, Etc.	27
4.2	Authority; No Violation.	27
4.3	Legal Proceedings.	28
4.4	Proxy Statement; Other Information.	28
4.5	Operations of Merger Sub.	29
4.6	Available Funds; Financing Commitments.	29
4.7	Agreements with Company Shareholders, Directors, Officers and Employees.	30
4.8	Parent Ownership of Company Securities.	30
4.9	Broker’s Fees.	30
4.10	Access to Information; Disclaimer.	30
4.11	Solvency.	31
4.12	Guarantee.	31
4.13	Organization and Financial Condition of Guarantor.	31
ARTICLE 5. COVENANTS AND AGREEMENTS		31
5.1	Conduct of the Company’s Business Before the Effective Time.	31
5.2	Conduct of Business of Parent and Merger Sub.	35
5.3	Financing Transactions.	36
5.4	Proxy Statement.	36
5.5	Shareholder Approval.	37
5.6	Access to Information; Confidentiality.	37
5.7	Non-Solicitation.	38
5.8	Efforts.	40
5.9	Public Disclosure.	41
5.10	Employees; Benefit Plans.	41
5.11	Indemnification; Directors’ and Officers’ Insurance.	44
5.12	Notice of Certain Events.	46
5.13	Stock Exchange Delisting; Exchange Act Deregistration.	46
5.14	Control of Operations.	46
5.15	Section 16 Matters.	46
5.16	Financing Cooperation.	46
5.17	Transaction Costs.	47
5.18	Further Assurances.	47
ARTICLE 6. CONDITIONS PRECEDENT		48
6.1	Conditions to Each Party’s Obligation To Effect the Merger.	48
6.2	Conditions to Obligations of Parent and Merger Sub.	48

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6.3	Conditions to Obligations of the Company.	49
6.4	Frustration of Closing Conditions.	50
ARTICLE 7. TERMINATION AND AMENDMENT		50
7.1	Termination.	50
7.2	Effect of Termination.	51
7.3	Fees and Expenses.	52
7.4	Amendment.	53
7.5	Extension; Waiver.	53
ARTICLE 8. GENERAL PROVISIONS		53
8.1	Nonsurvival of Representations, Warranties and Agreements.	53
8.2	Notices.	53
8.3	Interpretation.	54
8.4	Certain Definitions.	54
8.5	Counterparts.	54
8.6	Entire Agreement.	55
8.7	Governing Law; Jurisdiction.	55
8.8	WAIVER OF JURY TRIAL.	55
8.9	Assignment; Third-Party Beneficiaries.	55
8.10	Enforcement.	56
8.11	Disclosure Schedules.	57

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EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of May 21, 2015 (this “Agreement”), by and among FRI Holding Company, LLC, a Delaware limited liability company (“Parent”), FRI Merger Sub, LLC, an Ohio limited liability company, and a wholly owned subsidiary of Parent (“Merger Sub”), and Frisch’s Restaurants, Inc., an Ohio corporation (the “Company”). Each of the aforementioned entities is referred to herein as a “Party” and, together, as the “Parties.”

WITNESSETH:

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent in a transaction intended to qualify as a taxable stock acquisition under Section 1001 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) adopted this Agreement, (iii) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (iv) resolved to recommend adoption of this Agreement by the shareholders of the Company;

WHEREAS, the sole member of Parent has adopted and approved this Agreement, and has caused Merger Sub to adopt and approve this Agreement, and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Company to enter into this Agreement, NRD Partners I, L.P. (“Guarantor”) has executed and delivered a guarantee in favor of the Company dated concurrently with this Agreement (the “Guarantee”), pursuant to which Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1.          THE MERGER

1.1                The Merger. Subject to the terms and conditions of this Agreement, in accordance with the laws of the State of Ohio (“Ohio Law”), at the Effective Time (as defined in Section 1.3, below), Merger Sub shall merge with and into the Company. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under Ohio Law. As of the Effective Time, the separate corporate existence of Merger Sub shall cease.

1.2                Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by Parent and the Company (the “Closing Date”), which shall be no later than the earlier of (i) the first Tuesday after satisfaction or waiver of the conditions set forth in Article 6 (other than the delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), or (ii) September 30, 2015. The Closing will take place at the offices of Cummins & Brown LLC, 312 Walnut Street, Suite 1000, Cincinnati, Ohio 45243, unless another place is agreed to in writing by Parent and the Company.

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1.3                Effective Time. The Merger shall become effective upon the filing of the Articles of Merger with the Ohio Secretary of State (the “Articles of Merger”) or at such later time as is agreed to by Parent and the Company and set forth in the Articles of Merger (the “Effective Time”).

1.4                Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Articles of Merger and Ohio Law.

1.5                Articles of Incorporation; Code of Regulations.

(a)     At the Effective Time, the Company’s Third Amended Articles of Incorporation (“Company Articles”) shall be amended in form and substance satisfactory to Parent, and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended.

(b)     At the Effective Time, the Company’s Amended and Restated Code of Regulations dated October 2, 2006 (“Company Regulations”) shall be amended in form and substance satisfactory to Parent, shall be the Code of Regulations of the Surviving Corporation until thereafter amended.

1.6              Directors and Officers of the Surviving Corporation.

(a)     Each of the Parties shall take all necessary action to cause the managers of Merger Sub immediately before the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Articles of Incorporation and Regulations of the Surviving Corporation.

(b)     The officers of Merger Sub immediately before the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the Articles of Incorporation and Regulations of the Surviving Corporation.

1.7                Further Actions. If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub, or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such parties or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

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ARTICLE 2.          CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

2.1                Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the following securities:

(a)     Conversion of Common Stock. Subject to the adjustments set forth in Section 2.2, each share of common stock, no par value per share, of the Company issued and outstanding immediately before the Effective Time (collectively, the “Company Common Stock” and, each, a “Share”), including all Restricted Shares (as defined in Section 2.4(a)), shall be converted automatically into the right to receive $34.00 per Share in cash (the “Merger Consideration”), without interest, except for shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares as provided for in Section 2.5 below. All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall be automatically cancelled upon the conversion thereof and shall cease to exist, and the holders of certificates that immediately before the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration pursuant to this Section 2.1(a) upon the surrender of such certificates in accordance with Section 2.3, without interest. Stock Options and the rights associated therewith pursuant to this Agreement are described in Section 2.4 of this Agreement.

(b)     Parent- and Merger Sub-Owned Shares. Each Share that is owned directly by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect Subsidiaries, immediately before the Effective Time (the “Cancelled Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.

(c)     Conversion of Merger Sub Membership Interests. Each membership interest in Merger Sub issued and outstanding immediately before the Effective Time shall be converted at the Effective Time into and become one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation. At the Effective Time, new stock certificates of the Surviving Corporation shall be issued and will be deemed for all purposes to represent all issued and outstanding shares of common stock of the Surviving Corporation into which membership interests in Merger Sub were converted in accordance with the immediately preceding sentence.

2.2                Changes in Capital Stock. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and before the Effective Time.

2.3                Exchange of Certificates.

(a)     Paying Agent. At or before the Effective Time, Parent shall deposit, or shall cause to be deposited, with U.S. Bank National Association, 425 Walnut Street, Cincinnati, Ohio 45202, or, in the alternative, an agent chosen by the Parent and acceptable to the Company, to act as paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately before the Effective Time, payable upon due surrender of the certificates that immediately before the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or noncertificated Shares represented by book entry (“Book-Entry Shares”) pursuant to the provisions of this Article 2 (such cash being hereinafter referred to as the “Exchange Fund”).

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(b)     Payment Procedures.

(i)         As soon as reasonably practicable after the Effective Time and in any event not later than the fifth business day following the Closing Date, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record of Shares that were converted into the Merger Consideration pursuant to Section 2.1 the following: (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree) and (B) instructions for use by the Shareholder in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii)        Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive from the Exchange Fund in exchange therefor an amount in cash equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares and (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. The Merger Consideration, paid in full with respect to any Share in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares (as defined below) shall be dealt with in accordance with Section 2.5 below.

(iii)        Each of the Paying Agent, the Company, Parent, Merger Sub and their respective Subsidiaries or agents, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as it is required to deduct and withhold under the Code, and the regulations promulgated thereunder, or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (A) shall be remitted by the applicable entity to the appropriate Governmental Entity (as defined in Section 3.5) within the period required under applicable Law and (B) shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.

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(c)     Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately before the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, the holder of Certificates shall be given a copy of the letter of transmittal referred to in Section 2.3(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article 2.

(d)     Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for 180 days after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.3 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e)     No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any holder or former holder of Shares or to any other person for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)     Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.3(d).

(g)     Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration, without any interest thereon.

2.4                Company Stock Plan.

(a)     Immediately before the Effective Time, each share of Company Common Stock granted subject to time-based, performance or other vesting or lapse restrictions pursuant to any Company Stock Plan (as defined in Section 2.4(b)) (each, a “Restricted Share”), that is outstanding and subject to such restrictions immediately before the Effective Time, shall automatically vest and any performance conditions shall be deemed to have been satisfied to the maximum extent possible such that the recipient shall be entitled to 100% of the shares of Company Common Stock subject to such Restricted Share, and the Company’s reacquisition right with respect to each Restricted Share shall lapse, and the holder thereof shall, subject to this Article 2, be entitled to receive the Merger Consideration (as defined in Section 2.1(a)) with respect to each such Restricted Share.

(b)     The Company shall take such action as shall be required:

(i)         to cause the vesting of any unvested options to purchase Company Common Stock (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”) to be accelerated in full immediately before the Effective Time; and

(ii)         to cause each outstanding Company Stock Option to represent, as of the Effective Time, solely the right to receive, in accordance with this Section 2.4 and subject to Section 2.3(b)(iii), a lump sum cash payment in the amount of the Option Consideration, if any, with respect to such Company Stock Option and to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, Parent, the Surviving Corporation or any other person or any other consideration.

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(c)      Each holder of a Company Stock Option cancelled pursuant to Section 2.4(b)(ii) shall receive from Parent or the Surviving Corporation, in respect and in consideration of each such Company Stock Option, as soon as practicable following the Effective Time (but in any event not later than five Business Days), an amount (net of applicable Taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per Share over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of Shares subject to such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”). In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled, without any consideration being payable in respect thereof, and shall have no further force or effect. The Option Consideration shall constitute the Merger Consideration for each Share that was subject to a Company Stock Option, and the holder of such Shares shall receive no other payment or consideration, and such Shares shall be cancelled immediately upon payment of the Option Consideration.

(d)     Following the execution of this Agreement, (i) if and as required by the Company Stock Plans, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and payment for such Company Stock Options pursuant to this Section 2.4 and providing instructions for use in obtaining payment for such Company Stock Options, and (ii) the Company shall take all actions necessary or appropriate to terminate the Company Stock Plans as of the Effective Time (including any necessary or appropriate action of the Company Board). Parent shall, or shall cause the Surviving Corporation to, at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Stock Options pursuant to this Section 2.4.

2.5                Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.1, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.1(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Ohio Law (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder's appraisal rights under Ohio Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Ohio Law; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder's right to appraisal pursuant to Ohio Law or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Ohio Law, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1(a), without interest thereon, upon surrender of such Certificate or Book-Entry Share. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Ohio Law that relates to such demand. The Company shall keep Parent fully informed of the status of all negotiations and proceedings with respect to such demands, and consult with Parent prior to making any payment with respect to, or settle or offer to settle, any such demands.

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2.6                Company Executive Savings Plan. For each share of Company Common Stock that has been allocated to participants under the Company’s Executive Savings Plan, such participant shall be entitled to receive the Merger Consideration, without interest, in the form and at the time specified by the terms of the Company’s Executive Savings Plan. Allocated Shares under the Company’s Executive Savings Plan shall be automatically cancelled and shall cease to exist upon payment of the Merger Consideration.   Any Shares under the Company’s Executive Savings Plan that have been reserved for issuance, but that have not yet been allocated to participants immediately before the Effective Time, shall be cancelled and cease to exist and no consideration shall be delivered in exchanged for the cancellation of such Shares.

ARTICLE 3.          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

For purposes of this Agreement, “Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to become, individually or in the aggregate, (a) materially adverse to the business, assets, condition or results of operations of the Company taken as a whole, or (b) materially impairs or prevents or materially delays the ability of the Company to consummate the transaction contemplated by this Agreement; provided, however, that none of the following events, changes, circumstances, or statements of fact, either alone or in combination, will constitute a Company Material Adverse Effect under this definition: (i) those events generally affecting the industry of the Company or the economy or financial or securities markets of the United States, including effects resulting from any regulatory or political conditions or developments in general (unless such events, changes, circumstances, occurrences, effects and states of fact have a disproportionate impact on the Company taken as a whole); (ii) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism; (iii) changes or proposed changes in Law or GAAP (unless such changes or proposed changes have a disproportionate impact on the Company taken as a whole); (iv) any change in the market price or trading volume of any securities of the Company; (v) any change of or failure to meet, in and of itself, any internal or public projections, forecasts, budgets or estimates of or relating to the Company for any period; (vi) any hurricane, tropical storm, flood, forest fire, earthquake, winter storm, snow storm, or any similar natural disaster; (vii) the execution, announcement, performance and existence of this Agreement; (viii) any action taken or not taken by the Company at the request of or with the approval of the Buyer; or (ix) any action taken by Parent, Merger Sub or any of their Affiliates.

The Company represents and warrants to Parent and Merger Sub that as of the date of this Agreement and at the Effective Time (as and if called for in the manner set forth in this Agreement), except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth on one section or subsection of the Company Disclosure Schedule shall be deemed to apply and quality the section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection):

3.1                Organization; Standing; Power. The Company is a corporation duly organized and validly existing under Ohio Law, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and is in good standing (where applicable as a legal concept) as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that would not be reasonably expected to have a Company Material Adverse Effect.

3.2                Capitalization.

(a)     The authorized capital stock of the Company consists of 15,000,000 shares, consisting of 12,000,000 shares of Company Common Stock and 3,000,000 shares of Company Preferred Stock. The rights and privileges of each class of the Company’s capital stock are as set forth in the Company Articles. As of the close of business on the date hereof, (i) 5,131,579 shares of Company Common Stock were outstanding, and (ii) no shares of Company Preferred Stock were outstanding.

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(b)     An aggregate of 38,750 shares of Company Common Stock were reserved for issuance pursuant to Company Stock Options, 95,190 shares of Company Common Stock were held as Restricted Shares (which Restricted Shares are included in the number of Shares listed in Section 3.2(a)). Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the close of business on the date hereof, of (i) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the date of grant, (ii) all outstanding Restricted Shares, indicating with respect to such Restricted Shares the name of the holder thereof and the number of Restricted Shares held thereby, and (iii) all other outstanding equity compensation arrangements relating to any Company Securities, including all shares of Company Common Stock that have been allocated to participants under the Company’s Executive Savings Plan, and the name of the holders thereof. The Company has made available to Parent complete and accurate copies of all Company Stock Plans, the forms of all stock option agreements evidencing Company Stock Options and the forms of all agreements pursuant to which the currently outstanding Restricted Shares were awarded.

(c)     Except (i) as set forth in this Section 3.2, and (ii) as reserved for future grants under Company Stock Plans, (A) there are no equity securities of any class of, or other voting interests in, the Company or any Subsidiary or any security exchangeable into or exercisable for such equity securities issued, reserved for issuance or outstanding, and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, shares of capital stock or other equity interests of, or voting interests in, the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests or voting rights, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement (the securities listed in clauses (A) and (B) above, collectively, “Company Securities”).

(d)     Simultaneously with entering into this Agreement, Craig F. Maier and Karen F. Maier have each signed a Voting Agreement, in the form substantially approved by Parent, agreeing to vote each Share held by such person in favor of the transactions contemplated in this Agreement, subject to the reservations and conditions stated in each Voting Agreement. Except for those certain Voting Agreements identified on Section 3.2(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any Company Securities.

(e)     All outstanding Company Securities, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Ohio Law, the Company Articles or the Company Regulations, or any agreement to which the Company is a party or is otherwise bound. All outstanding Company Securities have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

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(f)     There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or to provide funds to the Company or any Subsidiary for any such purpose other than as provided in award agreements relating to Company Stock Options or Restricted Shares as they relate to using shares of Company Common Stock to pay withholding of income Taxes at the minimum statutory levels.

(g)     There was no outstanding indebtedness for borrowed money of the Company or its Subsidiaries other than as reflected in the consolidated balance sheet of the Company as of June 3, 2014, or as filed with the Company SEC Form 10-Q for the period ended March 10, 2015, or incurred in the ordinary course of business consistent in all material respects with past practice after the date of the such balance sheet.

3.3                Subsidiaries.

(a)     Section 3.3(a) of the Company Disclosure Schedule sets forth, the name and jurisdiction of organization for each Subsidiary. For purposes of this Agreement, the term “Subsidiary” means, with respect to any Party, any corporation, partnership, trust, limited liability company or other noncorporate business enterprise in which such Party (or another Subsidiary of such Party) holds stock or other ownership interests representing more than 50% of the voting power of all outstanding stock or ownership interests of such entity.

(b)     Each Subsidiary of the Company is duly organized, validly existing and in good standing (where applicable as a legal concept) under the Laws of the jurisdiction of its organization, has all requisite company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing (where applicable as a legal concept) as a foreign company in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that would not be reasonably expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There is no outstanding equity compensation with respect to any Subsidiary of the Company. Except as listed on Section 3.3(b) of the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c)     The Company does not control, directly or indirectly, or have any material direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary of the Company, other than as set forth on Section 3.3(c) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has any funding commitment with respect to any of the entities or investments described in Section 3.3(c) of the Company Disclosure Schedule except as set forth in the governing documents for such entities or investments, all of which have been made available to Parent.

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3.4                Authority; No Violation.

(a)     The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by the minimum affirmative vote required by applicable Law of the holders of the outstanding shares of Company Common Stock entitled to vote at such meeting (the “Requisite Shareholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly authorized by the Company Board. The Company Board has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its shareholders, has passed resolutions adopting this Agreement and the transactions contemplated hereby, has directed that the Agreement be submitted to the Company’s shareholders for consideration at a duly held meeting of such shareholders and has recommended that the Company’s shareholders vote in favor of the approval of this Agreement and the transactions contemplated hereby (“Company Board Recommendation”). Except for the Requisite Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and subject to general principles of equity whether applied in a court of law or a court of equity (the “Bankruptcy and Equity Exception”)).

(b)     Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Articles or the Company Regulations, or (ii) assuming that the Requisite Shareholder Approval and the consents, approvals and filings referred to in Section 3.5 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation or Order (as defined in Section 3.9(b)) applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Company Material Contract (as defined in Section 3.14(a)), except, in the case of clause (B) of this Section 3.4(b), as set forth on Section 3.4(b) of the Company Disclosure Schedule or that would not be reasonably expected to have a Company Material Adverse Effect. Section 3.4(b) of the Company Disclosure Schedule identifies all leases for real property to which the Company or any of its Subsidiaries is a party for which consent of the landlord is required in connection with the Merger and that are material to the Company’s business.

3.5                Consents and Approvals. No consents or approvals of or filings or registrations with any federal, state or foreign court, arbitrational tribunal, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) are necessary in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except for (a) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any other antitrust Law, (b) the filing of the Articles of Merger with the Ohio Secretary of State pursuant to Ohio Law, (c) filings required under, and compliance with the requirements of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (d) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws or the rules and regulations of the New York Stock Exchange, and (e) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings that, if not obtained or made, would not be reasonably expected to have a Company Material Adverse Effect.

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3.6                SEC Filings; Financial Statements; Information Provided.

(a)     The Company has filed, or furnished, as the case may be, all registration statements, forms, reports and other documents (including exhibits and all information incorporated therein) required to be filed by the Company with, or furnished by the Company to, the Securities and Exchange Commission (the “SEC”) since December 31, 2009. All such registration statements, forms, reports and other documents (including exhibits and all information incorporated therein) filed or furnished after such date (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” Except for the Company’s quarterly report on Form 10-Q filed with the SEC for the period ended December 16, 2014 (the “Q2 Fiscal 2015 Report”), the Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC or its staff. There has been no material correspondence between the SEC and the Company since December 31, 2009 that is not available on the SEC’s Electronic Data Gathering and Retrieval database. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b)     Except for the matters described in the Company’s Q2 Fiscal 2015 Report and the Company’s quarterly report on Form 10-Q filed with the SEC for the period ended March 10, 2015 (the “Q3 Fiscal 2015 Report”), each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or incorporated by reference or to be contained or incorporated by reference in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

(c)     The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the shareholders of the Company in connection with the Company Shareholder Meeting (as defined in Section 5.5(a)) (as amended or supplemented from time to time and including any document incorporated by reference therein, the “Proxy Statement”) shall not, on the date the Proxy Statement is first mailed to shareholders of the Company or on any other date of filing with the SEC, or at the time of the Company Shareholder Meeting, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they were or shall be made, or omits to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholder Meeting that has become false or misleading; provided, however, that the Company makes no representation or warranty to Parent as to the accuracy of any information described in Section 4.4 of this Agreement. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act. If at any time before the Company Shareholder Meeting any fact or event relating to the Company or any of its Affiliates that should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Company or should, to the Company’s knowledge, occur, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event and take all actions necessary to so amend or supplement the Proxy Statement. For purposes of this Agreement, the term “Affiliate” when used with respect to any party means any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

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(d)     Except for the matters described in the Company’s Q2 and Q3 Fiscal 2015 Reports, the Company maintains (i) disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act, which disclosure controls and procedures are effective to ensure that all information required to be disclosed by the Company, including its Subsidiaries, in the reports that it files or submits under the Exchange Act, is accumulated and communicated to the Company’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure; and (ii) a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company or its Subsidiaries that could have a material effect on the financial statements.

(e)     Except as disclosed in the Q2 and Q3 Fiscal 2015 Reports: (i) the Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended June 3, 2014, and such assessment concluded that such controls were effective, (ii) the Company has continued to maintain an effective system of internal controls and there were no changes in the Company’s internal control over financial reporting since June 3, 2014 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting, and (iii) since December 31, 2009, neither the Company nor, to the knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of: (a) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (b) any illegal act or fraud, whether or not material, that involves the Company’s management or other employees; or (c) any claim or allegation regarding any of the foregoing.

(f)     Except as disclosed in the Q2 and Q3 Fiscal 2015 Reports, since December 31, 2009, subject to any applicable grace periods, the Company and each of its officers and directors have been in compliance in all material respects with (i) the applicable listing, corporate governance and other rules and regulations of the New York Stock Exchange, (ii) the applicable provisions of Sarbanes-Oxley Act of 2002, as amended and including the rules and regulations promulgated thereunder, and (iii) all requirements under rules under the Exchange Act. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” to directors or executive officers of the Company or any of its Subsidiaries.

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(g)     Neither the Company nor of its Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar agreement where the result, purpose or intended effect of such agreement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in any of the Company’s published financial statements or other Company SEC Reports.

(h)     Except as disclosed in the Q2 and Q3 Fiscal 2015 Reports, to the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company or its Subsidiaries.

3.7                No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s financial statements as of and for the period ended June 3, 2014 (as amended or restated, if applicable) or the notes thereto included in the Company’s annual report on Form 10-K filed with the SEC on August 7, 2014, (b) as reflected or reserved against in the Company’s financial statements as of and for the periods ended September 23, 2014 and December 16, 2014 (as amended or restated, if applicable) or the notes thereto included in the Company’s quarterly report on Form 10-Q filed with the SEC on October 30, 2014 and March 13, 2015, respectively (c) for current liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such financial statements, (d) for liabilities incurred on behalf of the Company or any Subsidiary in connection with this Agreement and (e) for liabilities or obligations that have been discharged or paid in full, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due, that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than those which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.8                Absence of Certain Changes or Events. Except as set forth in the Company SEC Reports, since June 3, 2014:

(a)     No event has occurred that has had or is reasonably expected to have, either individually or in the aggregate with all other events, a Company Material Adverse Effect; and

(b)     The Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

3.9                Legal Proceedings.

(a)     Except as disclosed on Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there is no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceeding, claim, action, charge, complaint, petition, representation, assessment or governmental or regulatory investigation of any nature (“Proceeding”) against the Company or any of its Subsidiaries or any of their officers or directors in their capacities as such, and, to the Company’s knowledge, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of a Proceeding.

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(b)     Except as disclosed on Section 3.9(b) of the Company Disclosure Schedule, to the Company’s knowledge, there is no injunction, judgment, decree, ruling, opinion, writs, decision, determination, directive, or regulatory restriction (other than those of general application that apply to similarly situated companies or their Subsidiaries) imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (“Order”).

3.10              Compliance with Laws.

(a)     Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries are, and have been since January 1, 2010, in compliance with, not in violation of, and have not received any written notice alleging any violation with respect to, any state or federal statutes, laws, common laws, ordinances, codes, rules, Orders, regulations, governmental guidelines or interpretations having the force of law, permits, licenses, franchises, regulations, and orders of Governmental Entities (collectively, “Laws”) with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failure to comply or violations that would not (i) reasonably be expected to have a Company Material Adverse Effect, or (ii) as of the date hereof, prevent or materially impair or delay the consummation of the Merger. To the Company’s knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by the Company or any of its Subsidiaries of, or a failure on the part of Company or any of its Subsidiaries to materially comply with, any Laws. Neither the Company nor any of its Subsidiaries has received a written notice from any Governmental Entity indicating an intention to conduct any investigation or review, and, to the Company’s knowledge, no current investigation or review by any Governmental Entity is threatened regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Laws.

(b)     Section 3.10(b) of the Company Disclosure Schedule contains a complete and accurate list of all grants, authorizations, licenses, permits, registrations, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its Subsidiaries to own, lease and operate the properties of the Company and its Subsidiaries or to carry on its business as it is now being conducted (the “Company Permits”). Each of the Company and its Subsidiaries is in possession of all Company Permits and no suspension or cancellation of any material Company Permits is pending, except where the failure to have or the suspension or cancellation of any Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result, directly or indirectly, in a material violation of, or a failure to comply with, any term or requirement of any Company Permits.

3.11              Tax Matters.

(a)     Each of the Company and its Subsidiaries (i) has duly and timely filed (including all applicable extensions) all income Tax Returns and all other material Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), (ii) has paid or caused to be paid all Taxes shown thereon as arising and due, and (iii) has duly paid or made provision in accordance with GAAP for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are not yet delinquent, that have not been finally determined or that are being contested in good faith and for which no provision or reserve is required in accordance with GAAP.

(b)     The Company and its Subsidiaries have given or otherwise made available to Parent true, correct and complete copies of all Tax Returns required to be filed by the Company for any tax period ending after June 1, 2010. The Company and its Subsidiaries have complied in all material respects with all applicable information reporting and withholding requirements with respect to Taxes (including withholding of Taxes in connection with amounts paid or owing to any employee, former employee or independent contractor).

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(c)     Except as disclosed on Section 3.11(c) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries are not currently under examination or audit by the Internal Revenue Service (“IRS”), (ii) there are no material Proceedings pending, or asserted, for Taxes or assessments upon the Company or any of its Subsidiaries for which the Company does not have reserves that are adequate under GAAP, (iii) there is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes, and (iv) neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax-sharing, -allocation or –indemnification agreement or arrangement, excluding any such agreement or arrangement (x) exclusively between or among the Company and its Subsidiaries, (y) entered into in the ordinary course of business and the principal subject of which is not Taxes or liability for Taxes, or (z) where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification.

(d)     Except for Permitted Liens, there are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries. Within the past five years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Except as disclosed on Section 3.11(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is required to include in income for a taxable period beginning after the Closing Date any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS with respect to taxable periods beginning after the Closing Date, and no pending request for permission to change any accounting method has been submitted to the IRS by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(e)     As used in this Agreement, the term “ Tax” or “Taxes” means (i) all federal, state, local and foreign income, estimated, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup-withholding, value-added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon, (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.

(f)     As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

3.12              Employee Benefit Matters.

(a)     Section 3.12(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and including the regulations promulgated thereunder (“ERISA”), as well as each employee or director benefit or compensation plan, arrangement or agreement and each employment, consulting, bonus, incentive or deferred compensation, vacation, equity-based, severance, termination, retention, change-in-control, profit-sharing, material fringe benefit, health, welfare, death or disability benefit plan, program, agreement or arrangement for the benefit of any current, former or retired employee, service provider or director of the Company or any of its Subsidiaries entered into, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute or has any liability (such plans, programs, agreements, arrangements and commitments, collectively, the “Company Benefit Plans”). Other than the Company’s Subsidiaries, there are no other entities that together with the Company would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each such entity, an “ERISA Affiliate”).

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(b)     With respect to each Company Benefit Plan, the Company has made available to Parent and Merger Sub true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Benefit Plan (or a description, if the Company Benefit Plan is not written); (ii) any summary plan description and summaries of material modification; (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the most recent actuarial report and financial statements, if any are required by applicable Law; (vi) with respect to any Company Benefit Plan intended to be “qualified” under Section 401(a) of the Code, the most recent determination letter from the IRS; (vii) the most recent Form 5500 required to have been filed with the U.S. Department of Labor, including all schedules thereto; and (viii) any notices to or from the IRS or any office or representative of the U.S. Department of Labor or any other Governmental Entity relating to any compliance issues in respect of any such Company Benefit Plan.

(c)     To the Company’s knowledge, with respect to each Company Benefit Plan, except as set forth on Section 3.12(c) of the Company Disclosure Schedule:

(i)         each Company Benefit Plan is being and has been administered in all material respects in accordance with ERISA, the Code and all other applicable Laws and in all material respects in accordance with its terms and governing documents;

(ii)         no Proceeding or Order has been threatened, asserted, instituted or, to the Company’s knowledge, is anticipated against any of the Company Benefit Plans (other than a routine Proceeding for benefits and appeals of such Proceeding), any trustee or fiduciaries thereof, the Company (including any Subsidiary thereof), any director, officer or employee thereof, or any of the assets of any trust of any of the Company Benefit Plans;

(iii)        all contributions, premiums and other payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates under applicable Law and the terms of such Company Benefit Plan;

(iv)         all obligations of the Company, each Subsidiary and ERISA Affiliate and each fiduciary under each Company Benefit Plan, whether arising by operation of Law or by contract, required to be performed under Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state Law (“COBRA”), including such obligations that may arise by virtue of the transactions contemplated by this Agreement, have been or will be timely performed in all material respects; and

(v)        none of the Company Benefit Plans is under audit or investigation by the IRS, the U.S. Department of Labor or any other Governmental Entity.

(d)     Each Company Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code has received a favorable determination letter from the IRS to such effect and to the knowledge of the Company no condition exists that could reasonably be expected to (i) result in the revocation of any such letter, or (ii) otherwise adversely affect the qualified status of each such Company Benefit Plan.

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(e)     No Company Benefit Plan that is subject to Title IV of ERISA and the minimum funding standards of Section 412 of the Code or Section 302 of ERISA has failed to meet such minimum funding standards or otherwise failed to materially comply with Section 412 of the Code or Section 302 of ERISA. The Company and its ERISA Affiliates have not incurred any material liability to the Pension Benefit Guaranty Corporation (other than Pension Benefit Guaranty Corporation premiums, which have been paid when due) or otherwise under Title IV of ERISA or under the Code that has not been satisfied in full and to the Company’s knowledge no condition exists that could reasonably be likely to result in the Company or any of its ERISA Affiliates incurring any material liability under Title IV of ERISA. To the Company’s knowledge, no reportable event has occurred within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived.

(f)     No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has within the last six years (i) contributed to or had an obligation to contribute to any multiemployer plan or (ii) incurred any withdrawal liability from any multiemployer plan. Except as set forth on Section 3.12(f) of the Company Disclosure Schedule, the fair market value of the assets held under each Company Benefit Plan that is subject to Title IV of ERISA is sufficient so as to permit a “standard termination” of each such plan under Section 4041(b) of ERISA without the need to make any additional contributions to such plan. With respect to each Company Benefit Plan subject to Title IV of ERISA, the adjusted funding target attainment percentage (within the meaning of Section 436 of the Code) for the plan year of the plan that includes the date of this Agreement, as certified by the plan’s actuary, is not less than 80%. The sum of the (i) excess of the present value of accrued benefits under any Company Benefit Plan that is subject to Title IV of ERISA over the current value of assets of such Company Benefit Plan, as of the most recent valuation date for such Company Benefit Plan, and (ii) any amounts not contributed to a “rabbi” trust or individual grantor trust with respect to the Company's Supplemental Executive Retirement Plan, and the Company's Nonqualified Deferred Compensation Plan, are described on Section 3.12(f) of the Company Disclosure Schedule.

(g)     Except with respect to the Company Benefit Plans set forth on Section 3.12(g) of the Company Disclosure Schedule and except as required by Sections 2.4 and 2.6 hereof, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current, former or retired director, executive officer, employee, consultant, independent contractor or other service provider of the Company or any of its Subsidiaries or ERISA Affiliates, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or be subject to any excise tax imposed under Section 4999 of the Code.

(h)     The Company, any other “disqualified person” (as defined in Section 4975 of the Code), any “party-in-interest” (as defined in Section 3(14) of ERISA) and, to the knowledge of the Company, any trustee or administrator of any Company Benefit Plan, have not engaged in a nonexempt “prohibited transaction,” as defined in Section 4975 of the Code and Section 406 of ERISA, in each case, that could reasonably be expected to give rise to any material tax or penalty under Section 4975 of the Code or Sections 406, 502(i) or 502(l) of ERISA.

(i)     Except as set forth on Section 3.12(i) of the Company Disclosure Schedule and except as required by Sections 2.4 and 2.6 hereof, to the Company’s knowledge, no payment made or to be made in respect of any employee or former employee of the Company or any of its Subsidiaries would reasonably be expected to be nondeductible by reason of Section 162(m) of the Code.

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(j)     To the Company’s knowledge, no Company Benefit Plan that provides deferred compensation subject to Section 409A of the Code (i) has failed to either materially comply with the requirements of Section 409A of the Code and the applicable guidance issued thereunder in form and operation; (ii) has been funded in a manner described in Section 409A(b) of the Code; and (iii) provides for the gross-up of any person with respect to any failure to comply with Section 409A of the Code.

(k)     Except as disclosed in Section 3.12(k) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries (i) provides health or welfare benefits for any retired or former employee or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under COBRA.

3.13              Labor Matters.

(a)     To the Company’s knowledge, the Company and its Subsidiaries are and have been since January 1, 2010, in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers’ compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans. Since January 1, 2010, there has not been, and there is not pending or, to the knowledge of the Company, threatened, any material labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees.

(b)     As of the date hereof no employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. As of the date hereof, to the knowledge of the Company, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. As of the date hereof, there is no (i) unfair labor practice Proceeding against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and, to the knowledge of the Company, no such Proceeding is threatened, (ii) Proceeding pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievance or pending Proceeding against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(c)       Section 3.13(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of the following information for each employee of the Company and each of its Subsidiaries with the title regional director, vice president or above (collectively, the “Key Employees”) as of the Business Day immediately preceding the date hereof: name; employing entity; job title; primary work location; and the Company’s or its Subsidiary’s classification of such employee as exempt or not exempt from applicable minimum wage and overtime Laws. Except as disclosed in Section 3.13(c) of the Company Disclosure Schedule, all employees and independent contractors, and other individual service providers of the Company or its Subsidiaries are employed or retained on an “at-will” basis and can be terminated at any time, upon any grounds permitted under applicable Laws.

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3.14              Contracts.

(a)     Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts and agreements to which the Company or any of its Subsidiaries is a party:

(i)          in connection with which or pursuant to which the Company and its Subsidiaries paid, in the aggregate during the fiscal year ended June 3, 2014, more than $500,000 to any vendor for merchandise resold by the Company and its Subsidiaries;

(ii)         in connection with which or pursuant to which, the Company or any of its Subsidiaries will be required to make payments or incur costs in excess of $200,000 in either of the next two years;

(iii)        any Franchise Agreements (as defined in Section 3.24(b));

(iv)        that is a services agreement, equipment lease, logistics agreement, information technology agreement, agreement related to software or intellectual property license (other than any architectural or construction-related contract) in connection with which or pursuant to which the Company and its Subsidiaries paid, in the aggregate during the fiscal year ended June 3, 2014, more than $500,000 to any person;

(v)         related to indebtedness for borrowed money owed by the Company or any of its Subsidiaries having an outstanding amount in excess of $500,000 individually, other than any such indebtedness between or among any of the Company and any of its Subsidiaries;

(vi)       that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in business, or competing with any person, anywhere in the world, including as provided in the agreement with Big Boy Restaurants International, LLC;

(vii)      that requires the Company or any of its Subsidiaries to purchase from or engage a third-party for all of the Company’s requirements for a given product or service, or obligates the Company or any of its Subsidiaries to conduct business on an exclusive basis with any third party, or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive basis with any third party;

(viii)     that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC (“Regulation S-K”)) with respect to the Company and its Subsidiaries, whether or not filed with the SEC;

(ix)        that is an employment or consulting agreement with any executive officer or other employee of the Company or any of its Subsidiaries or member of the Company Board (or any former employee, executive officer or board member, to the extent such contract has continuing obligations as of the date hereof);

(x)        that is a joint venture, partnership, limited liability company or other similar agreement or arrangement in which the Company or any of its Subsidiaries is still a member, partner or shareholder in connection with which the Company or any of its Subsidiaries has a recorded balance (on a GAAP basis) of more than $500,000;

(xi)        providing for indemnification or any guaranty by the Company or any Subsidiary thereof, that is material to the Company and its Subsidiaries, individually, other than (x) any guaranty by the Company or a Subsidiary of any of the obligations of the Company or another wholly-owned Subsidiary, or (y) providing for indemnification of customers, directors, officers or other persons in the ordinary course of business;

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(xii)       that involves the acquisition from another person or disposition to another person (other than acquisitions or dispositions of inventory, merchandise, products, services, properties and other assets in the ordinary course of business), of assets or capital stock or other equity interests for outside of the ordinary course of business;

in the case of clauses (i) through (xii), other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without material liability or financial obligation to the Company or any of its Subsidiaries (collectively, the “Company Material Contracts”). The Company has made available to Parent and Merger Sub a complete and accurate copy of each Company Material Contract.

(b)     Each Company Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and, to the knowledge of the Company, any counterparty thereto, and is in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition that, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract which violation or default would reasonably be expected to result in a Company Material Adverse Effect.

(c)     Except for any conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 3.4(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien (other than a Permitted Lien) on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any Company Material Contract.

(d)     To its knowledge, neither the Company nor any of its Subsidiaries has entered into any transaction after January 1, 2010 that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

3.15              Property.

(a)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and valid title to all of its tangible assets listed in Section 3.15(a)(i) of the Company Disclosure Schedule, free and clear of all mortgages, security interests, pledges, liens and charges (collectively, “Liens”), other than the following (each a “Permitted Lien” or collectively “Permitted Liens): (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) inchoate mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially and adversely impair the continued ownership, value, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted, (iv) any liens, claims or judgments of a monetary nature, except as otherwise classified as Permitted Liens hereunder, which are disclosed in the financial statements of the Company in the SEC Reports as secured indebtedness, and which shall be paid at or prior to the Closing, (v) those matters provided in Section 3.15(a)(ii) of the Company Disclosure Schedule, and (vi) any mortgages, security interests, pledges, liens, charges or encumbrances on title affecting a ground lessor’s interest in any of the Leased Real Property or affecting the interest of a subtenant of Company or its Subsidiaries therein (“Lessor’s Encumbrances”). Notwithstanding anything to the contrary contained herein, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company without independent investigation or inquiry, the Company or one of its Subsidiaries has title to, or in the case of leased tangible assets, a leasehold interest in, all of its tangible assets listed in Section 3.15(a)(iii) of the Company Disclosure Schedule to the extent disclosed therein. With regard to those owned and leased tangible assets listed in Section 3.15(a)(iv) of the Company Disclosure Schedule, the Company makes no representation as to the condition of the title or leasehold status of such tangible assets.

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(b)     Section 3.15(b) of the Company Disclosure Schedule sets forth a true and complete list of (i) all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”), and (ii) all real property leased by or for the benefit of the Company or any of its Subsidiaries (the “Leased Real Property”), identifying the current use(s) of each such property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has delivered or made available to Parent copies of (i) the deeds and other instruments related to title by which the Company and any of its Subsidiaries acquired such real property and interests, and copies of all title insurance policies, title exceptions, environmental reports, engineering studies, opinions, abstracts, and surveys in the possession of the Company or any of its Subsidiaries and relating to such property or interests, and (ii) all leases, subordination agreements, non-disturbance agreements and leases and all amendments and modifications thereof related to the Leased Real Property. To the Company’s knowledge, and except as other otherwise conditioned or disclosed herein and in the Company Disclosure Schedule, each of the Company and its Subsidiaries has (i) insurable title in fee simple to all Owned Real Property, and (ii) insurable leasehold title to all Leased Real Property, in each case, free and clear of all Liens, other than Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no parcel of Owned Real Property, or Leased Real Property is subject to any governmental Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed or notice thereof received. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases. To the knowledge of the Company, without independent investigation, all leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no material default under any such lease by the Company, any of its Subsidiaries or any other party thereto, nor has any event occurred that, with notice or lapse of time or both, would constitute a material default thereunder by the Company, any of its Subsidiaries or any other party thereto. To the Company’s knowledge, without independent investigation, no foreclosure proceedings are pending on any Lessor’s Encumbrance, and no ground lessor is in default of any Lessor’s Encumbrance or has otherwise failed to comply with, in any material respect, any Lessor’s Encumbrance, nor has any event occurred that, with notice or lapse of time or both, would constitute a material default under any Lessor’s Encumbrance.

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(c)     Except as set forth in this Section 3.15 and Section 3.4(a), Sections 3.15(a)(i)-(iv), and Section 3.15(b) of the Company Disclosure Schedule, to the Company’s knowledge (i) there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any of its Subsidiaries to use any Owned Real Property or Leased Real Property for the current use of such real property in all material respects, (ii) all plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property are in all material respects adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, and except for ordinary wear and tear, (iii) the building, plants, structures, and equipment of the Company and its Subsidiaries are sufficient for the continued conduct of the Company’s and the Subsidiaries’ businesses after the Closing in substantially the same manner as conducted prior to the Closing, and (iv) all buildings, plants, and structures owned by the Company or its Subsidiaries lie wholly within the boundaries of the Owned Real Property or Leased Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other person, except as noted on title insurance policies.

3.16              Intellectual Property.

(a)     The Company has uncontested ownership of and the right to us all trademarks and service marks involving the BIG BOY name and image, and other associated trademarks and services marks, as described in agreements with Big Boy Restaurants International, LLC (the “Big Boy Marks”), within the area comprising the states of Indiana; Kentucky; Ohio, except for the counties of Cuyahoga, Lorain, Medina, Summit, Portage, Geauga and Lake; and Tennessee, except for the counties of Anderson, Blount, Campbell, Claiborne, Cooke, Cumberland, Fentress, Grainger, Hamblen, Hancock, Jefferson, Knox, Loudon, Monroe, Morgan, Roane, Scott, Sevier and Union (the “Core Territories”). The Company and Big Boy Restaurants International, LLC have filed concurrent use registrations with the US Patent and Trademark Office to reflect a concurrent ownership in each Big Boy Mark, and have agreed to file concurrent use registration with the US Patent and Trademark Office for any future acquired or developed Big Boy Marks.

(b)     Section 3.16(b) of the Company Disclosure Schedule sets forth a true and complete list of all material registered trademarks and service marks and other material intellectual property that is the subject of any registration or filing with any Governmental Entity, and all pending applications with respect to any of the foregoing, that are owned by the Company or any of its Subsidiaries and used by the Company or any of its Subsidiaries in the conduct of their businesses as currently conducted, including the Big Boy Marks (“Company Registered IP”). Subject to concurrent registration rights with Big Boy Restaurants International, LLC for the Big Boy Marks, each item of Company Registered IP is owned exclusively by the Company or one of its Subsidiaries, materially free and clear of all Liens except for Permitted Liens, subsisting, unexpired and, to the knowledge of the Company, valid and enforceable, in each case. Subject to the knowledge-qualified, noninfringement representation in Section 3.16(d)(ii) below with respect to third-party patents, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all trademarks, service marks, trade names, domain names, copyrights, patents, trade secrets and other intellectual property of any kind (whether registered or unregistered) used in their businesses as currently conducted and that are material to the businesses of the Company and its Subsidiaries taken as a whole as currently conducted, including the Big Boy Marks (collectively, the “Company Intellectual Property”).

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(c)     Section 3.16(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of all territorial restrictions on the Company’s ownership of, or right to use, sublicense or grant Franchises for third-parties to use or sublicense, any Company Intellectual Property, including the restrictions on the Company’s use of the Big Boy Marks outside of the Core Territories (“Restricted Territories”). Outside of the Restricted Territories, there are no territorial limitations on the Company’s ownership, use, or ability to sublicense or grant Franchises using, or grant others the right to sublicense or grant Franchises using, any Company Intellectual Property.

(d)     (i) There is no pending or, to the knowledge of the Company, threatened Proceeding or Order by any person alleging infringement, misappropriation, dilution or territorial encroachment by the Company or any of its Subsidiaries of/on the intellectual property rights of any person or challenging the validity, enforceability or ownership of any Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries or the right to use to any other Company Intellectual Property; (ii) the conduct of the businesses of the Company and its Subsidiaries (A) has not infringed, misappropriated or diluted any intellectual property rights (other than patents) and has not encroached on any Restricted Territory, (B) does not infringe, misappropriate or dilute, any intellectual property rights (other than patents) or encroach on any Restricted Territory, and (C) to the knowledge of the Company, does not infringe, misappropriate or dilute any patents of any person; (iii) there is no pending Proceeding or Order made by the Company or any of its Subsidiaries alleging infringement, misappropriation or other violation by others of the Company Intellectual Property, owned by or exclusively licensed to the Company or any of its Subsidiaries, including encroachment on the Core Territories; (iv) to the knowledge of the Company, no person is infringing, misappropriating or diluting any Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries, or is encroaching on the Core Territories; (v) the consummation of the Merger and the other transactions contemplated by this Agreement will not result in the loss of, or give rise to any right of any person to terminate or modify any of the Company’s or any Subsidiaries’ rights or obligations under, any agreement under which the Company or any of its Subsidiaries grants to any person, or any person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Company Intellectual Property, including the Company’s rights to use the Big Boy Marks in the Core Territories; and (vi) no Company Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding Order restricting or limiting the use, exploitation or licensing thereof by the Company or any of its Subsidiaries, except that the Big Boy Marks are subject to concurrent registration rights with Big Boy Restaurants International, LLC.

(e)     The Company and each of its Subsidiaries has taken commercially reasonable steps to maintain the Company Intellectual Property, including by timely filing any necessary concurrent use registrations for the Big Boy Marks, and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

3.17              Environmental Matters.

(a)     Except as set forth in Section 3.17(a)(i) of the Company Disclosure Schedule, and except as has not had and would not reasonably expect to have, individually or in the aggregate, a Company Material Adverse Effect, and without independent investigation as to the Owned Real Property and Leased Real Property as set forth on Section 3.17(a)(ii), to the Company’s knowledge, (i) there is no Proceeding or Order or notice of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of the Company or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety Law, relating to pollution or protection of human health or the environment including, without limitation, regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos or asbestos containing materials, or polychlorinated biphenyls, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such substances and materials (collectively, “Environmental Laws”) including, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, (ii) to the knowledge of the Company, without independent investigation, neither the Company nor any of its Subsidiaries are in violation of any Environmental Law, and there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any Proceeding, Order or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of the Company or any of its Subsidiaries, and (iii) to the Company’s knowledge, neither the Company nor any of its Subsidiaries is subject to any agreement, Order, letter or memorandum by or with any Governmental Entity or third party imposing any material liability or obligation with respect to any of the foregoing.

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(b)     Except as set forth in Schedule 3.17(a) of the Company Disclosure Schedule referenced above, and except as has not had and would not reasonably expect to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s knowledge, without independent investigation, the Company and its Subsidiaries are, and have been, in material compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted. Neither the Company nor any of its Subsidiaries has (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any hazardous substances that are regulated under environmental Laws, except in compliance with environmental Laws, at any real property owned or leased by the Company or any of its Subsidiaries, or (ii) to the Company’s knowledge, without independent investigation, exposed any employee or any third party to any hazardous substances that are regulated under environmental Laws under circumstances reasonably expected to give rise to any material liability or obligation under any Environmental Laws, except as otherwise set forth in Schedule 3.17(a) of the Company Disclosure Schedule.

3.18              Insurance. The Company and its Subsidiaries maintain insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. All such material insurance policies (i) are in full force and effect, (ii) since the most recent renewal date, no notice of cancellation, premium increase, or material modification has been received, (iii) are to the Company’s knowledge provided by carriers who are financially solvent, and (iv) have not been subject to any lapse in coverage. There are no claims related to the business conducted by, or any assets or properties owned or leased by, the Company and its Subsidiaries pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Company or any of its Subsidiaries or Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such insurance policy.

3.19              No Rights Plan. There is no shareholder rights plan, “poison pill” antitakeover plan or other similar agreement or plan in effect to which the Company is a party or is otherwise bound.

3.20              Broker’s Fees. Neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 3.20 of the Company Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Parent and Merger Sub.

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3.21              Opinion of Financial Advisor. The Company Board has received an opinion from Raymond James & Associates, Inc. to the effect that, as of the date of the opinion and based upon and subject to the matters considered, procedures followed, assumptions made, qualifications and limitations on its review as set forth therein, the Merger Consideration to be received by the shareholders of the Company (other than the holders of Cancelled Shares and Dissenting Shares) is fair to such shareholders from a financial point of view, and that as of the date of this Agreement such opinion has not been withdrawn, revoked or modified.

3.22              Certain Business Practices. To the Company’s knowledge, neither the company nor any of its Subsidiaries, nor any director or officer of the Company or any of its Subsidiaries acting for or on behalf of the Company or any of its Subsidiaries, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (d) made any other unlawful payment where, in the case of clause (a), (b), (c) or (d), such payment or action would be reasonably expected to have a Company Material Adverse Effect.

3.23              Related Party Transactions. Except as disclosed in Section 3.23 of the Company Disclosure Schedule, no executive officer or director of the Company or any of its Subsidiaries or any person owning 5% or more of the shares of Company Common Stock (or any of such person's immediate family members or Affiliates or associates) is a party to any agreement with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

3.24              Franchise Matters. For purposes of this Agreement, “Franchise” means any “franchise” or “business opportunity” as defined under any applicable Franchise Laws, and (ii) “Franchise Laws” means (a) the Federal Trade Commission Rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures,” 16 C.F.R. Part 436 (1979) for the time period up to June 30, 2008, (b) the Federal Trade Commission Rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Part 436 (2007) for the time period on and after July 1, 2008, (c) the Federal Trade Commission Rule entitled “Disclosure Requirements and Prohibitions Concerning Business Opportunities,” 16 C.F.R. Part 437 (2007), (d) the Uniform Franchise Offering Circular Guidelines adopted by the North American Securities Administrators Association on April 25, 1993 for the time period up to June 30, 2008, (e) the 2008 Franchise Registration and Disclosure Guidelines adopted by the North American Securities Administrators Association on July 1, 2008 for the time period on and after July 1, 2008, and (e) any other federal, state, local or foreign constitution, statute, law, ordinance, rule, authorization or regulation promulgated or issued by a Governmental Entity that governs, regulates or otherwise affects the offer or sale of franchises or business opportunities.

(a)     Except as disclosed in Section 3.24(a) of the Company Disclosure Schedule, to the Company’s knowledge, within the Core Territories, the Company is the only person that currently operates, has operated, or has the right to offer or grant Franchises for, Frisch’s Big Boy restaurants. Other than the Company, no Subsidiary or Affiliate of the Company, has ever offered or sold Franchises for Frisch’s Big Boy restaurants.  Neither the Company, nor any Subsidiary or Affiliate of the Company, currently operates or has ever operated any franchise system other than the Franchise System, or granted any person a Franchise in any line of business other than the Franchise System.

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(b)     Section 3.24(b) of the Company Disclosure Schedules sets forth a true, complete and correct list of:

(i)          all Franchises currently operating under the franchise system offered by the Company for Frisch’s Big Boy restaurants (the “Franchise System”) under the terms of any agreement, document, arrangement, or understanding whether written or oral, which are directly or indirectly related to the grant of a Franchise by the Company, or the grant of any future rights to acquire from the Company, or develop, a Franchise (each a “Franchise Agreement”);

(ii)         all persons currently operating a Franchise under the Franchise System (“Franchisees”);

(iii)        any currently effective arrangements including operating agreements with any Franchisee to make payments other than as specified in their Franchise Agreement.

(c)     Except as disclosed in Section 3.24(c) of the Company Disclosure Schedule, no person has any unexercised right or obligation to develop a Franchise under the Franchise System in the future, has received any territorial exclusivity or development rights related to the Franchise System, or has been granted any other form of exclusive or protected territory.

(d)     No Franchisee is entitled to any rebate, payment, reimbursement or other consideration from the Company or any of its Subsidiaries or Affiliates, in connection with the sale of products or services to such Franchisee, whether such sale was made by the Company, its Subsidiaries or Affiliates, or any third-party supplier of goods and services, which in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(e)     The Company and its Subsidiaries have materially complied with all Franchise Laws relating to franchise sales and disclosure, licensing and registration of the Franchise System as currently operated. None of the Company or its Subsidiaries has furnished any materials or information that could be construed as “earnings claim” information or “financial performance representation” information in violation of the requirements specified in the applicable Franchise Laws to any person the Company is considering granting a Franchise. Each Franchisee was delivered a copy of the appropriate uniform franchise offering circular or franchise disclosure document issued or otherwise used by Company in connection with the offer and sale of Franchises, in accordance with applicable Franchise Laws.

(f)     Except as set forth on Section 3.24(f) of the Company Disclosure Schedule, the Company and its Subsidiaries are presently in material compliance with all Franchise Agreement obligations or requirements, and the consummation of the transactions contemplated hereby will not affect the validity of any Franchise Agreements. Each Franchise Agreement has been duly executed by the Company or its Subsidiary, constitutes the valid and binding agreement enforceable by the Company or its Subsidiary in accordance with its terms, and complies with all applicable Franchise Laws and any applicable judgments, consents or decrees from any Governmental Entity having jurisdiction with respect to the offer and sale of Franchises by the Company.

3.25              No Other Representations or Warranties. Except for the representations or warranties contained in this Article 3, neither the Company nor any other person makes any other express or implied representation or warranty with respect to the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries.

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3.26              Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Company Disclosure Schedules contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To the knowledge of the Company, there is no event or circumstance which the Company has not disclosed to Parent which could reasonably be expected to have a Company Material Adverse Effect.

ARTICLE 4.          REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

For purposes of this Agreement, the term “Parent Material Adverse Effect” means any change, event, circumstance or development, in each case that, individually or in the aggregate, is materially adverse with respect to, or would be reasonably expected to have, any material adverse effect on, the ability of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement or timely perform any of their other respective obligations hereunder. Parent has made available to the Company before the date of this Agreement a true, complete and correct copy of the Articles of Incorporation and Regulations or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date of this Agreement.

Parent and Merger Sub jointly and severally represent and warrant to the Company that as of the date of this Agreement and at the Effective Time (as and if called for in the manner set forth in this Agreement), except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company on the date of this Agreement (the “Parent Disclosure Schedule”) (it being understood that any information set forth on one section or subsection of the Parent Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection), as follows:

4.1                Organization, Qualification, Subsidiaries, Etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (where applicable as a legal concept) under the Laws of the jurisdiction of its organization, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing (where applicable as a legal concept) as a foreign company in each jurisdiction in which the character of properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except where the failure to be in good standing, or to have such power or authority, would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

4.2                Authority; No Violation.

(a)     Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and, subject to the adoption of this Agreement by Parent in its capacity as the sole member of Merger Sub (the “Merger Sub Member Approval”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub have been duly adopted and authorized by all necessary action on the part of each of Parent and Merger Sub, subject only to the required receipt of Merger Sub Member Approval. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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(b)     The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent or Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien (other than a Permitted Lien) on Parent’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining Merger Sub Member Approval and compliance with the requirements specified in clauses (i), (ii), (iii) and (iv) of Section 4.2(c), conflict with or violate any Law or Order applicable to Parent or Merger Sub or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that would not reasonably be expected to have a Parent Material Adverse Effect.

(c)     No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of Parent are listed for trading is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for (i) the premerger notification requirements under the HSR Act or any other antitrust Law, (ii) the filing of the Articles of Merger with the Ohio Secretary of State, (iii) filings required under, and compliance with the requirements of, the Securities Act and the Exchange Act, and (iv) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings that, if not obtained or made, would be reasonably expected to have a Parent Material Adverse Effect.

(d)     No vote of the members of Parent is necessary for the consummation by Parent of the transactions contemplated by this Agreement.

4.3                Legal Proceedings. There is no Proceeding pending or, to the knowledge of Parent or Merger Sub, threatened against Parent, Merger Sub, any of their respective Affiliates or any of their respective properties or assets, at law or in equity, and there is no Order by or before any Governmental Entity, in each case that, individually or in the aggregate, would reasonably expected to have a Parent Material Adverse Effect. There is no judgment outstanding against Parent, Merger Sub or any of their respective Affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

4.4                Proxy Statement; Other Information. The information to be supplied by or on behalf of Parent and its Affiliates for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to shareholders of the Company or at the time of the Company Shareholder Meeting, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omits to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholder Meeting that has become false or misleading; provided, however, that the Company makes no representation or warranty to Parent as to the accuracy of any statements made or incorporated by reference therein by the Company or its representatives for inclusion or incorporation by reference in the Proxy Statement. If at any time before the Company Shareholder Meeting any fact or event relating to Parent or any of its Affiliates that should be set forth in an amendment or supplement to the Proxy Statement should be discovered by Parent or should, to the knowledge of Parent, occur, Parent shall, promptly after becoming aware thereof, inform the Company of such fact or event.

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4.5                Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.6                Available Funds; Financing Commitments.

(a)     The proceeds to be provided by the commitments, as identified on Schedule 4.6(b) of the Parent Disclosure Schedule (“Financing Commitments”), are sufficient to make the payments for the aggregate Merger Consideration set forth in Section 2.1(a). In no event shall the receipt or availability of any funds or financing by Parent, Merger Sub or any of their Affiliates or any other financing transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement; provided, however, that no Financing Source has terminated its Financing Commitment as described in Section 6.2(d).

(b)     Schedule 4.6(b) of the Parent Disclosure Schedule contains a true and complete copy of (i) an executed commitment letter pursuant to which the equity provider has unconditionally agreed to provide Parent and Merger Sub with the amount of equity financing set forth in such letter (the “Equity Commitment Letter”); (ii) an executed agreement pursuant to which a third-party has agreed to provide the balance of funds necessary to consummate the transactions contemplated by this Agreement (the “Financing Agreement”, and together with the Equity Commitment Letter, collectively the “Financing Sources”); and (iii) letters in form and content satisfactory to the Company dated as of the execution date of this Agreement from each of the Financing Sources confirming the amounts and enforceability of such agreement or letter (collectively referred to as the “Financing”). The amounts identified in the Equity Commitment Letter and in the Financing Agreement shall represent binding commitments to fund the full amount of the Merger Consideration set forth in Section 2.1(a).

(c)     None of the Financing Commitments has been amended or modified, prior to the date hereof (except as permitted by this Agreement, or disclosed in Section 4.6 of the Parent Disclosure Schedules) and the respective obligations and commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. The Financing Commitments are in full force and effect. The Financing Commitments are the legal, valid and binding obligations of Parent and Merger Sub, as applicable, and, to the knowledge of Parent, each of the other parties thereto. The Financing Commitments are enforceable in accordance with their respective terms against Parent and Merger Sub, as applicable and, to the knowledge of Parent, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitments.

(d)     No event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub, as applicable, or to the knowledge of Parent, any other parties thereto, under the Financing Commitments.

(e)     Parent has no reason to believe that any of the conditions to the Financing contemplated in the Financing Commitments will not be satisfied or that the Financing will not be made available to Parent and Merger Sub at or prior to the Effective Time. To the reasonable belief of Parent, the terms of the Financing Agreement, are such that the “Seller” (as defined in the Financing Agreement) will more likely than not be considered the “person acquiring the property” within the meaning of Section 453(f)(3) of the Code.

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(f)     There are no side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Financing Commitments. Parent and Merger Sub have fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Financing Commitments.

4.7                Agreements with Company Shareholders, Directors, Officers and Employees. Except for those certain Voting Agreements identified on Section 3.2(d), none of Parent, Merger Sub or any of their respective Affiliates is a party to any contract or agreement, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any holder of the Company’s capital stock or any director, officer or employee of the Company or any of its Subsidiaries that in any way relates to this Agreement, the transactions contemplated by this Agreement or the post-closing operation of the Surviving Corporation.

4.8                Parent Ownership of Company Securities. Parent and its Subsidiaries do not beneficially own (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

4.9                Broker’s Fees. Neither Parent nor any Subsidiary of Parent nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.10              Access to Information; Disclaimer. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss the business and affairs of the Company and its Subsidiaries with the management of the Company, (b) has had (i) reasonable access to the books and records of the Company and its Subsidiaries and (ii) full access to (1) the electronic dataroom maintained by the Company for purposes of the transactions contemplated by this Agreement, and (2) access to the real estate database of the Company, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article 3 of this Agreement and that all other representations and warranties, including any implied warranties, are specifically disclaimed. Without limiting the foregoing, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its shareholders, Affiliates or Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its shareholders, Affiliates or Representatives with respect thereto, other than fraud in connection therewith.

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4.11              Solvency. Based on information made available to Parent by the Company, the Surviving Corporation will be Solvent as of the Effective Time and immediately after giving effect to the transactions contemplated by this Agreement, including the Financing and the payment of the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (i) as of such date will be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become absolute and mature; and (ii) shall not have, as of such date, unreasonably small capital to carry on its business. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent or the Surviving Corporation.

4.12              Guarantee. Concurrently with the execution of this Agreement, Parent and Merger Sub have delivered to the Company true and correct copies of the executed Guarantee. The Guarantee is in full force and effect and constitutes the legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity, and has not been amended, withdrawn or rescinded in any respect. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor under its Guarantee.

4.13              Organization and Financial Condition of Guarantor.

(a)     Guarantor is a legal entity duly organized, validly existing and in good standing (where applicable as a legal concept) under the Laws of the jurisdiction of its incorporation or organization.  Parent and Merger Sub have delivered to Company a true and complete copy of the Limited Partnership Agreement of Guarantor.

(b)     No regularly prepared balance sheet or income statement of Guarantor exists.  As of the Closing Date, the total value of the assets of Guarantor, excluding any cash that will be used as the Merger Consideration, will be less than $15,300,000.

(c)     No person has the right to 50% or more of the profits of Guarantor, or to 50% or more of the assets of Guarantor upon dissolution.

ARTICLE 5.          COVENANTS AND AGREEMENTS

5.1                Conduct of the Company’s Business Before the Effective Time.

(a)     From and after the date hereof and before the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be expressly required or expressly permitted by this Agreement (as qualified by the Company Disclosure Schedule), or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice and the Company shall use all commercially reasonable efforts to (A) keep available the services of its current key employees (which, except for those policies and agreements disclosed in Section 5.1(a) of the Company Disclosure Schedule, shall not include any obligation to grant any increase in compensation or benefits or enter into any retention agreement), (B) maintain satisfactory relationships with its lenders, material suppliers, Franchisees, and others having material business relationships with it, and (C) maintain in effect the material insurance policies of the Company and its Subsidiaries as in effect on the date hereof in the ordinary course of business consistent with past practice.

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(b)     Without limiting the generality of Section 5.1(a), but subject to the exceptions contained in clauses (i) through (iv) of Section 5.1(a), the Company, on behalf of itself and its Subsidiaries, agrees that between the date hereof and the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, without the prior written consent of Parent, the Company:

(i)          shall not, and shall not permit any of its Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or any Company Securities), other than (A) regular quarterly cash dividends or distributions authorized by the Company Board, not exceeding $0.20 per Share as appropriately adjusted in the event of any stock split, reverse stock split, stock dividend, reclassification or similar transaction, or (B) dividends and distributions paid by Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries;

(ii)         shall not, and shall not permit any of its Subsidiaries to, enter into any agreement with respect to the voting of, any Company Securities;

(iii)        shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify, any of its capital stock or issue, sell or authorize or propose the issuance or sale of any Company Securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction;

(iv)         except as required by applicable Law, existing written agreements or the Company Benefit Plans; as in the ordinary course of business consistent with past practice; as consented to in writing by Parent or Merger Sub; or as set forth on Section 5.1(b)(iv) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation or other benefits payable or provided to its employees, officers or directors, except increases for employees (other than officers and directors) in the ordinary course of business, in accordance with past practices, (B) enter into any employment, change-of-control or severance agreement with any employee, officer, director or other service provider of the Company or any of its Subsidiaries, or (C) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as otherwise permitted pursuant to clauses (A) and (B) of this Section 5.1(b)(iv) or Sections 2.4 or 2.6 hereof;

(v)     shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans, advances or capital contributions to, or investments in, any other person (other than loans or advances in the ordinary course of business consistent with past practice) or make any change in its existing borrowing, lending or investment arrangements for or on behalf of any of such persons, except as required by the terms of any Company Benefit Plan and as set forth on Section 5.1(b)(iv) of the Company Disclosure Schedule;

(vi)         shall not, and shall not permit any of its Subsidiaries to, change material financial accounting policies or procedures or any of its methods of reporting income, deductions or other items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

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(vii)        shall not (A) amend or propose to amend any provision of the Company Articles or Company Regulations, or (B) permit any of its Subsidiaries to amend or propose to amend any provision of such Subsidiary’s Articles of Incorporation or Regulations or similar charter or organizational documents in a manner adverse to Parent or Merger Sub or as would reasonably be expected to have a Company Material Adverse Effect, except the Company must in all cases provide Parent prior notice of such proposed amendments;

(viii)      except for transactions exclusively among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any Company Securities, take any action to cause to be exercisable any otherwise unexercisable Company Stock Option (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options or awards outstanding on the date hereof) or otherwise make any changes (by combination, merger, consolidation, reorganization, liquidation, split, combination, reclassification, adjustment or otherwise) in the capital structure of the Company or any of its Subsidiaries or amend the terms of any Company Securities, other than issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options outstanding on the date hereof; provided, however, that the Company may grant, to directors, officers, and employees of the Company or any of its Subsidiaries Company Stock Options or other equity-based awards (in the case of Company Stock Options, with an exercise price equal to the fair market value of shares of Company Common Stock on the date of grant), so long as such grants are made under the Company Stock Plans in the ordinary course of business consistent with past practice or the provisions of this Agreement;

(ix)          except for transactions exclusively among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any Company Securities, other than the acquisition of shares of Common Stock from a holder of a Company Stock Option in satisfaction of withholding obligations or in payment of the exercise price or from a holder of Restricted Shares in satisfaction of withholding obligations upon the vesting of such shares (in the case of Company Stock Options, with an exercise price equal to the fair market value of shares of Company Common Stock on the date of grant);

(x)     shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(b)(x), and (C) indebtedness for borrowed money pursuant to its existing credit facilities;

(xi)         except for transactions exclusively among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any portion of its tangible properties or assets having a value in excess of $50,000, individually or in the aggregate (including equity interests in any Subsidiaries), except (A) pursuant to existing agreements in effect before the execution of this Agreement and listed in the Company Disclosure Schedule, (B) for the sale of inventory in the ordinary course of business consistent with past practice, or (C) with respect to the matters set forth on Section 5.1(b)(xi) of the Company Disclosure Schedule;

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(xii)        (A) enter into any new contract that would have been a Company Material Contract if it were entered into at or before the date hereof (other than (1) renewal or replacement of any existing Company Material Contract with a vendor or customer, the terms and conditions of which renewal or replacement Company Material Contract, in the aggregate, are at least as favorable to the Company as the existing Company Material Contract or are otherwise on market terms, or (2) contracts entered into in connection with the making of capital expenditures permitted under Section 5.1(b)(xiv)), (B) terminate any Company Material Contract, (C) other than in the ordinary course of business, materially modify, amend or waive any material right under or renew any Company Material Contract, (D) enter into or extend the term or scope of any contract or agreement that purports to materially restrict the Company, or any of its Subsidiaries, from engaging or competing in any line of business or in any geographic area, or (E) enter into any material contract or agreement that would be breached by, or require the consent of any other person in order to continue such contract or agreement in full force following, consummation of the transactions contemplated by this Agreement;

(xiii)      shall not, and shall not permit any of its Subsidiaries to, acquire (by merger, consolidation, purchase of stock or assets or otherwise), or agree to so acquire any entity, store, business or assets that constitute a business or division of any person, or all or a substantial portion of the assets of any person (or business or division thereof), or make any loans, advances, capital contributions or investments in any person (or business or division thereof) other than as contemplated on Section 5.1(b)(xiii) of the Company Disclosure Schedule;

(xiv)      shall not, and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure (excluding the investments described on Section 5.1(a) of the Company Disclosure Schedule and capital expenditures made in connection with acquisitions permitted under Section 5.1(b)(xiii)) in excess of the amounts set forth on Section 5.1(b)(xiv) of the Company Disclosure Schedule, except that the Company may make additional capital expenditures in the amount of (A) up to $200,000 per store acquired in accordance with Section 5.1(b)(xiii) (not including the cost of acquisition of such store), and (B) $1,000,000 in the aggregate above the amounts set forth on Section 5.1(b)(xiv) of the Company Disclosure Schedule, and (C) may enter into construction and equipment contracts and/or acquire land to build, remodel, or construct additional restaurants in an aggregate amount not to exceed $500,000;

(xv)       shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xvi)      shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business outside the businesses being conducted by the Company and its Subsidiaries on the date hereof and any reasonable extensions thereof;

(xvii)    shall not, and shall not permit any of its Subsidiaries to, institute, settle (or offer or propose to settle) or compromise, (A) any material Proceeding or Order involving or against the Company or any of its Subsidiaries, (B) any shareholder Proceeding against the Company or any of its officers or directors, or (C) any Proceeding that relates to the transactions contemplated hereby, in each case, other than settlements that involve the payment of monetary damages by the Company not in excess of such amounts as may be agreed upon between the Company and Parent and, in each case, without the imposition of equitable relief on, or the admission of wrongdoing by, the Company, any of its Subsidiaries or any of its officers or directors;

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(xviii)    shall not, and shall not permit any of its Subsidiaries to, make or change any material Tax election, change any material annual Tax accounting period, adopt or change any material method of Tax accounting or file any material amended Tax Returns, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment; except, in each case, (x) as may be required by applicable Law, (y) with respect to such Tax claims, audits, obligations or other matters for which reserves that are adequate under GAAP have been made, or (z) where such action or omission would not be reasonably expected to have the effect of materially increasing the Tax liability or materially decreasing any Tax asset of the Company or any of its Subsidiaries;

(xix)      abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Company Intellectual Property, other than in the ordinary course of business consistent with past practice;

(xx)       sell (or offer for sale) any Franchises;

(xxi)      enter into any understandings, arrangements or agreements, whether oral or in writing, that individually or in the aggregate, will result in, or would be reasonably expected to result in, the Transaction Costs (as defined in Section 5.17) of the Company at Closing being materially higher than the Projected Transaction Costs, except for reasonable and necessary fees and expenses incurred by the Company in connection with regulatory approvals or shareholder voting and other approvals necessary to consummate the transaction contemplated by this Agreement; provided, however, that Company shall keep Parent fully informed of the status of any matters that will materially impact the Transaction Costs, and shall use good faith efforts to incur only such Transaction Costs that are necessary to consummate the transaction contemplated by this Agreement;

(xxii)     enter into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K;

(xxiii)    shall not, and shall not permit any of its Subsidiaries to, take any action that would reasonably be expected to, in the individual or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement; and

(xxiv)    shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

5.2                Conduct of Business of Parent and Merger Sub.

(a)     Parent and Merger Sub shall comply with their obligations under the Equity Commitment Letter and the Financing Agreement and use their reasonable best efforts to (i) arrange and obtain the Financing on the terms and conditions described in the Financing Commitments, (ii) negotiate and finalize definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, which shall be in full force and effect at the time of the execution of this Agreement and through the Closing, (iii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub in such definitive agreements that are within its control, (iv) consummate the Financing no later than the Closing, and (v) enforce their rights under the Financing Commitments and related agreements.

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(b)     In the event all or any portion of the Financing becomes unavailable on the terms and conditions contemplated therein, Parent and Merger Sub shall use their reasonable best efforts to arrange to obtain any such financing from alternative sources as promptly as practicable following the occurrence of such event (the “Alternative Financing”), including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to this Section 5.2 being referred to as the “Financing Agreements”), provided, that the Alternative Financing shall not (i) reasonably be expected to delay or prevent the Closing; or (ii) reduce the aggregate amount of available Financing. Parent and Merger Sub shall (x) furnish complete and correct and executed copies of the Financing Agreements promptly upon their execution, (y) give the Company prompt notice of any Alternative Financing, and (z) keep the Company reasonably informed of the status of its efforts and arrange the Financing and shall promptly notify the Company in writing of any material modifications to the Financing.

(c)     Between the date hereof and the Effective Time, Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries or Affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement (including to delay in any material respect the obtainment of any approval required under antitrust Law.

5.3                Financing Transactions. The Parties each agree to take all necessary actions as are consistent with their duties and responsibilities and legal obligations to their constituencies (e.g. shareholders, LLC members and/or employees) to effect the transactions identified in Schedule 4.6 of the Parent Disclosure Schedules.

5.4                Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company, in cooperation with Parent, shall prepare and file with the SEC the Proxy Statement. The Company (i) shall provide Parent with a reasonable opportunity to review and comment on a draft of the Proxy Statement before the Proxy Statement is filed with the SEC and (ii) shall consider in good faith including in the Proxy Statement all comments reasonably proposed by Parent in respect of the Proxy Statement. The Company shall promptly respond to any comments of the SEC or its staff concerning the Proxy Statement and shall cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after the resolution of any such comments. The Company shall notify Parent promptly upon the receipt of any written comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and, upon the request of Parent, shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company (i) shall provide Parent with a reasonable opportunity to review and comment on any responses to comments or inquiries by the SEC with respect to any filings of the Proxy Statement, (ii) shall consider in good faith including in such responses all comments reasonably proposed by Parent in respect of the filings and (iii) shall provide Parent and its counsel a reasonable opportunity to participate in any material discussions or meetings with the SEC or its staff with respect to such filings to the extent permitted by the SEC. The Company shall use its reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.4 to comply in all material respects with all applicable requirements of Law, and to resolve all SEC comments with respect to the Proxy Statement. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement (including to correct any information that has become false or misleading), Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company, such amendment or supplement.

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5.5                Shareholder Approval.

(a)     The Company shall call a meeting of its shareholders to be held as soon as reasonably practicable after the mailing of the Proxy Statement for the purpose of obtaining the Requisite Shareholder Approval (including any meeting that occurs after any adjournment or postponement, the “Company Shareholder Meeting”), on substantially the terms and conditions set forth in this Agreement, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Company Board shall use its reasonable best efforts to obtain from its shareholders the Requisite Shareholder Approval, including by adopting the Company Board Recommendation. The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as requested Parent. Once the Company Shareholder Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Shareholder Meeting other than as reasonably determined by the Company to comply with applicable Law or as may be required in the reasonable business judgment of the Company Board in order to discharge its fiduciary duties.

(b)     Each of Parent, Merger Sub and the Company shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article 6, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with any other Party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

5.6                Access to Information; Confidentiality.

(a)     From the date of this Agreement until the Effective Time, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent's directors, officers, employees, advisors, attorneys and financing sources (with respect to any person, the foregoing persons are referred to herein as such person's “Representatives”) reasonable opportunities to discuss Company matters with the Company’s vice-presidents, regional directors, and Company-designated employees that represent key functions of the business solely for the purpose of allowing Parent to develop a transition plan, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, and provide reasonable access to all books, records, contracts, intranets, extranets or other online portals, and other assets of the Company and its Subsidiaries and such other access as shall be reasonably requested by Parent (including the opportunity to meet other employees) and consented to by the Company (which consent shall not be unreasonably withheld). The Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information (x) where such access or disclosure would jeopardize the attorney-client privilege of such party or contravene any Law, Order, fiduciary duty or binding agreement entered into before the date of this Agreement or (y) regarding an Acquisition Proposal that is not required to be disclosed to the other Party pursuant to Section 5.7. The Company shall make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

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(b)     All information and materials provided by the Company pursuant to or in connection with this Agreement or the transactions contemplated hereby shall be subject to the provisions of the confidentiality letter agreement entered into between the Company and Parent dated July 14, 2014 (the “Confidentiality Agreement”).

5.7                Non-Solicitation. From the date of this Agreement until the Effective Time:

(a)     The Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries' Representatives to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal (as defined in subparagraph (f)(ii) below), or, subject to Section 5.7(c), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Acquisition Proposal, or (ii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement relating to any Acquisition Proposal (each, a “Company Acquisition Agreement”). The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal.

(b)     If, before receipt of the Requisite Shareholder Approval, the Company receives an unsolicited Acquisition Proposal from a third party that the Company’s Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal (as defined below in subparagraph (f)(iii)) or would reasonably be expected to result in a Superior Proposal, the Company, its officers, directors, financial advisors, and authorized agents may, if reasonably necessary to comply with its fiduciary duties:

(i)         Furnish to such third party access and nonpublic information with regard to the Company under an Acceptable Confidentiality Agreement (a copy of which shall be promptly provided to Parent);

(ii)         Engage or participate in any discussions with such person or entity; and

(iii)        Withhold, withdraw, or change the Company Board Recommendation, subject to complying with any notice and other specified conditions set forth in this Agreement, including Parent’s right to respond to any the opportunity to propose changes to this Agreement in response to such Superior Proposal.

Except as set forth in this Section 5.7(c), the Company Board shall not enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement.

(c)     The Company will, within two (2) days of receipt of any Acquisition Proposal, notify Parent of the material terms of any Acquisition Proposal concerning the Company that either the Company or the Board has received, or any written inquiry that would reasonably be expected to lead to an Acquisition Proposal, including, without limitation, whether such offer is a Superior Proposal, and furnish Parent with a copy of any written Acquisition Proposal. The Company shall keep Parent fully informed of the status and material terms of any such Acquisition Proposal including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with at least forty-eight (48) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Acquisition Proposal. The Company shall promptly provide Parent with a list of any non-public information concerning the Company's business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.

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(d)     Parent shall have a period of not less than seven (7) Business Days after receipt of notice of a Superior Proposal to submit an Acquisition Proposal describing any adjustments to the terms of this Agreement. If Parents submits such an Acquisition Proposal, the Company agrees to negotiate changes to this Agreement as described in Parent’s Acquisition Proposal in good faith and in a timely manner, but for a period of not less than seven (7) Business Days after receiving Parent’s Acquisition Proposal. If at any time there are any material revisions to the terms of any Superior Proposal, including, any revision in price, Parent shall have a new opportunity of not less than seven (7) Business Days to respond.

(e)     As used in this Agreement:

(i)          “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (except with regard to standstill provisions); provided, however, that an Acceptable Confidentiality Agreement shall not include any provision having the effect of prohibiting the Company from satisfying its obligations under this Agreement.

(ii)         “Acquisition Proposal” means any bona fide proposal or offer, or interest in making a proposal or offer, received or renewed after the execution of this Agreement, relating to (A) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole), (B) the acquisition of 20% or more of the outstanding shares of any class of capital stock of the Company or 20% or more of the voting power represented by the outstanding voting securities of the Company, (C) a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition of 20% or more of the total voting power of the capital stock of the Company or 20% or more of the voting power represented by the outstanding voting securities of the Company, (D) the acquisition in any manner, directly or indirectly, of 20% or more of the consolidated total assets (based on fair market value) of the Company and its Subsidiaries (or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable) including, for this purpose, the outstanding assets and equity interests of the Subsidiaries of the Company, (E) any transaction that would result in person obtaining the ability to elect a majority of the Company Board or (F) any other transaction having a similar effect to those described in clauses (A) through (E), and in each case other than the transactions between Parent, Merger Sub and the Company contemplated by this Agreement.

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(iii)        “Superior Proposal” means a bona fide written Acquisition Proposal from an unaffiliated third party (other than the Parent) which the Company Board determines in good faith, after receiving the advice of its outside legal and financial advisors, that (a) the terms and conditions of such proposal are more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated herein (after taking into account the expected timing and risk and likelihood of consummation and including taking into account any adjustment to the terms and conditions proposed by the Parent in response to such proposal) and (b) that the transaction contemplated by such proposal is reasonably likely to be consummated in accordance with its terms; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “40%.”

5.8                Efforts.

(a)     Each of the Parties shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things reasonably necessary, proper or advisable to obtain all necessary actions or nonactions, waivers, consents, clearances, approvals, or expirations or terminations of waiting periods as may be required to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(b)     In furtherance and not in limitation of the covenants of the Parties contained in this Article 5, each of Parent and the Company shall use its reasonable best efforts to seek to, as soon as reasonably practicable after the date hereof:

(i)          obtain all necessary permits, waivers, consents, approvals and actions or nonactions from Governmental Entities necessary to consummate the transactions contemplated by this Agreement, including all required Notification and Report Forms under the HSR Act with respect to the Merger. Parent shall, at its own expense, pay all fees incurred in connection with filings made under the HSR Act and applicable regulations, including legal fees, fees of economists, and fees of marketing experts;

(ii)         furnish all information in connection with the approvals of or filings with any Governmental Entity and will promptly cooperate with and furnish information in connection with any requirements imposed upon Parent or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby;

(iii)        request early termination of any applicable waiting period under the HSR Act, and use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act (the “HSR Clearance”), and shall supply to the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission as promptly as reasonably practicable any additional information or documents that may be requested;

(iv)        avoid the entry of, or to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date; and

(v)         obtain all necessary consents or waivers that are or may be required by any third parties, including any consents or waivers that Parent deems necessary in connection with any reorganization of the Surviving Corporation’s assets or liabilities that might occur contemporaneously with the Closing;

(vi)        provide such other assistance as Parent may deem necessary in connection with the anticipated transition of the Company; and

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(vii)      execute and deliver of any additional instruments necessary and acceptable to Parent’s or the Company’s respective counsel to consummate the Merger and to fully carry out the purposes of this Agreement.

(c)     Parent and the Company shall cooperate and consult with each other in connection with the making of all filings, notifications, communications, submissions and taking all other material actions pursuant to this Section 5.8, and, subject to applicable legal limitations and the instructions of any Governmental Entity, Parent and the Company shall keep each other apprised on a current basis of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other material communications received by Parent and the Company, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, Parent and the Company shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the businesses of Parent, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements and (iii) as necessary to address reasonable privilege or confidentiality concerns. Parent and the Company agree not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(d)     Except as otherwise permitted under this Agreement, neither Parent nor Company shall (and shall cause its Subsidiaries and Affiliates not to) take or agree to take any action that would be reasonably likely to prevent or materially delay the Closing.

5.9                Public Disclosure. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release by the Company; provided, however, that Parent has the opportunity to review and provide comments to that release prior to its issuance. Thereafter, each of Parent, Merger Sub and the Company shall each use its reasonable best efforts to consult with the other Parties before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement (including if such public statement is required by applicable Law or New York Stock Exchange rules). The restrictions set forth in this Section 5.9 shall not apply to any communication made by the Company regarding an Acquisition Proposal or the withholding, withdrawal or modification of the approval or Company Board Recommendation with respect to the transactions contemplated by this Agreement.

5.10              Employees; Benefit Plans.

(a)     For a period of 180 days after the Closing Date, Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries or Affiliates to, continue to employ all of the Company’s corporate and commissary employees working at 2800 Gilbert Avenue and 3011 Stanton Avenue in Cincinnati, Ohio at the Effective Time (each, a “Covered Employee”); provided, however, that nothing in this Agreement shall prevent Parent, the Surviving Corporation, or any of their respective Subsidiaries or Affiliates, from terminating any employee of the Company, including Covered Employees, for Cause. For the purposes of this Section 5.10, “Cause” means (i) commission of a felony or any other act or omission involving dishonesty, embezzlement, misappropriation, fraud or moral turpitude, (ii) misconduct in the performance of the duties of the Covered Employee, (iii) failure to follow reasonable directives in the course of the Covered Employee’s employment, (iv) unauthorized dissemination of any confidential, non-public or proprietary information of the Company, Parent, the Surviving Corporation, or any of their respective Subsidiaries or Affiliates, (vi) any course of conduct amounting to gross negligence or willful misconduct, (vii) any material and/or repeated unexcused absence or failure to perform assigned duties commensurate with such Covered Employee's position, (viii) use of illegal drugs, refusal to submit to a drug test, attempting to modify the results of a drug test, or failure to pass a drug test, or (ix) any other behavior which causes harm or prejudice to the business, reputation or goodwill of the Company, Parent, the Surviving Corporation, or any of their respective Subsidiaries or Affiliates.

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(b)     Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries or Affiliates to, provide to each Covered Employee, while employed by Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates after the Closing Date, (i) for a period of 180 days following the Closing Date, no less than the same base salary or hourly wage rate, and no less than the same short-term (annual or more frequent) bonus or commission opportunity, provided to such Covered Employee immediately before the Effective Time, and (ii) for a period beginning as of the Effective Time and continuing at least until the end of the "plan year" for each respective Company Benefit Plan (the “Benefits Continuation Period”), other compensation and employee benefits (excluding equity and equity-based awards and any benefits under a defined benefit pension plan) for all Covered Employees, substantially comparable in the aggregate as those provided to such Covered Employees in the aggregate under the Company Benefit Plans in effect immediately before the Effective Time, it being understood that Parent may elect to (i) provide each Covered Employee with such substantially comparable benefits through coverage under employee benefits plans, programs and arrangements of Parent or its Affiliates or Subsidiaries, (ii) cause the Surviving Corporation to provide each Covered Employee with such substantially comparable benefits through continued coverage under Company Benefit Plans or (iii) provide each Covered Employee with such substantially comparable benefits through a combination of coverage under the employee benefits plans, programs and arrangements of Parent or its Affiliates or Subsidiaries and continued coverage under the Company Benefit Plans.

(c)     Parent shall, or shall cause the Surviving Corporation and each of their respective Subsidiaries and Affiliates to, honor all Company Benefit Plans (including for the avoidance of doubt all severance, change-in-control and similar plans and agreements) in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by the terms of such Company Benefit Plans; provided, however, that nothing herein shall prevent the amendment or termination of any specific Company Benefit Plan or other plan, program, policy, agreement or arrangement, or interfere with Parent’s, the Surviving Corporation’s or any of their respective Subsidiaries’ or Affiliates’ rights or obligations to make such amendments or modifications as are necessary to comply with, or that are permitted under applicable Law.

(d)     For all purposes under (i) all employee benefit plans of Parent, the Surviving Corporation and their respective Subsidiaries and Affiliates providing benefits to any Covered Employee after the Effective Time, other than the Company Benefit Plans (the “New Plans”), each Covered Employee shall receive full credit for all purposes (including eligibility, vesting and benefit accrual but not for benefit accrual purposes under any New Plan that is a defined benefit plan) for such Covered Employee’s years of service with the Company and its Subsidiaries before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Subsidiaries have given credit for prior service) to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar or comparable Company Benefit Plan, or with respect to any New Plan for which there is no similar or comparable Company Benefit Plan, but only to the same extent as such service would be recognized if it had been performed as an employee of Parent, the Surviving Corporation or their respective Subsidiaries and Affiliates (in each case except to the extent such credit would result in a duplication of benefits) and (ii) the Company Benefit Plans, each Covered Employee's service before the Effective Time with the Company and its Subsidiaries shall continue to be recognized for all purposes (including eligibility, vesting and benefit accrual) in accordance with the terms of each such Company Benefit Plan (in each case except to the extent such credit would result in a duplication of benefits). In addition, where applicable, and without limiting the generality of the foregoing: (i) at the Effective Time, each Covered Employee immediately shall be eligible to participate, without any waiting time, in each New Plan applicable to the Covered Employees as of the Effective Time to the extent the Covered Employee's service with the Company or its Subsidiaries prior to the Effective Time is sufficient to satisfy the waiting period requirements, if any, under such New Plan; (ii) Parent shall make commercially reasonable best efforts to cause all pre-existing condition exclusions or limitations and actively-at-work requirements of each New Plan applicable to the Covered Employees at the Effective Time to be waived or satisfied for such Covered Employee and his or her covered dependents to the extent waived or satisfied under a similar or comparable Company Benefit Plan as of the Effective Time; (iii) Parent shall make commercially reasonable best efforts to cause all eligible expenses incurred by each Covered Employee and his or her covered dependents during the portion of the plan year of the Company Benefit Plan ending on the date such Covered Employee’s participation in the New Plan begins (if such date is within Benefits Continuation Period) to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employees and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iv) in all cases, all amounts contributed as of the Closing Date by any Covered Employee to any Company Benefit Plan that is a Code Section 125 cafeteria plan or health savings account arrangement shall remain credited to such Covered Employee’s account under the applicable plan or arrangement following the Closing Date, subject to the terms and conditions of the applicable plan or arrangement.

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(e)     With respect to any accrued but unused vacation or paid time off to which any Covered Employee is entitled pursuant to the vacation or paid time off policy applicable to such Covered Employee immediately before the Effective Time (the “Vacation Policy”), Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries or Affiliates to, (i) allow such Covered Employee to use such accrued vacation or paid time off (subject to the terms of the applicable vacation plan or policy, including any maximums that may prohibit the Covered Employee from accruing any new vacation or paid time off until such prior time is used) and (ii) if any Covered Employee’s employment terminates during the Benefits Continuation Period under circumstances entitling the Covered Employee to severance pay under the Company Severance Plan, pay the Covered Employee, in cash, an amount equal to the value of the accrued vacation or paid time off.

(f)     Prior to the Closing but only after receipt of the Requisite Shareholder Approval and the satisfaction of the condition to closing set forth in Section 6.1(c) (but earlier upon mutual agreement of the Parties), the Company shall cooperate with Parent’s reasonable requests to (i) arrange and conduct for employees of the Company, an open enrollment period for any New Plans and employee orientation sessions (with such sessions to be held at times reasonably agreed to by Parent and the Company), and (ii) meet with employees of the Company (either individually or in groups) during breaks, outside of scheduled work hours or as otherwise agreed to by Parent and the Company.

(g)     Except as set forth in this Section 5.10, nothing in this Agreement shall confer upon any current or former employee of the Company, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, any rights (including for sake of clarity, any third party beneficiary rights) or remedies including any right to employment or continued employment for any specified period, of any nature or kind whatsoever. No provision of this Section 5.10 is intended to modify, amend or create any employee benefit plan of the Company, Parent, Surviving Corporation or any of their respective Subsidiaries or Affiliates.

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(h)     With respect to awards of options or Restricted Shares that the Company would have granted on or after the date of this Agreement, in the ordinary course of business in the absence of the restrictions contained in Section 5.1(b) of this Agreement, the Compensation Committee of the Company Board shall make in the ordinary course the determinations of time-vesting awards and the performance-vesting awards it would grant to employees of the Company for fiscal year 2015 and shall prorate such awards if necessary from the date of this Agreement to the Effective Time if the Effective Time occurs before the end of fiscal year 2016 (each such award, a “Company Contingent Award”). Notwithstanding the foregoing, such Company Contingent Awards (A) may not exceed 10,000 shares of Company Common Stock in the aggregate, or the equivalent cash amount, and (B) must be distributed among the different levels of employees of the Company and its Subsidiaries approximately in the same proportions as awards of options or of Restricted Shares have been distributed among the different levels of employees of the Company in the last three fiscal years.

5.11              Indemnification; Directors’ and Officers’ Insurance.

(a)     The Parties shall cooperate and use their reasonable best efforts to defend against and respond to any threatened or actual Proceeding, including any such Proceeding in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries or who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer or employee of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company or any of its Subsidiaries before the Effective Time, or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time; provided, however, that nothing in this provision will be construed to grant any person any right of indemnification other than as provided by the Company Articles, Company Regulations or applicable Law. All rights to indemnification, including advancement of expenses, and exculpation from liabilities for acts or omissions occurring at or before the Effective Time now existing in favor of any Indemnified Party as provided in any applicable Articles of Incorporation or Regulations (or comparable organizational documents), and any existing indemnification agreements set forth on Section 5.11(a) of the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time, it being understood that nothing in this sentence shall require any amendment to the Articles of Incorporation or Regulations of the Surviving Corporation.

(b)     For six (6) years after the Effective Time, to the fullest extent permitted under applicable Law, the Parent, the Merger Sub, and the Surviving Corporation shall indemnify, defend and hold harmless, and provide advancement of reasonable expenses to, each Indemnified Party against all Proceedings, losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Proceeding based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any Subsidiary of the Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the Effective Time, whether asserted or claimed before, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided, however, that nothing in this provision will be construed to grant any person any right of indemnification for any act or omission not made in good faith and in the best interest of the shareholders of the Company and its Subsidiaries or as provided under the applicable Articles of Incorporation and Regulations in effect during the acts or events under which the claim for indemnification has arisen.

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(c)     Parent and Merger Sub shall cause Surviving Corporation to cause the individuals serving as officers and directors of the Company or any of its Subsidiaries immediately before the Effective Time to be covered for a period of six (6) years from the Effective Time by the directors’ and officers’ liability insurance policies maintained by the Company or its Subsidiaries (provided, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to such officers and directors than such policy) with respect to acts or omissions occurring before the Effective Time that were committed by such officers and directors in their capacity as such; provided, that in no event shall Parent be required to expend annually in the aggregate an amount in excess of 200% of the annual premiums currently paid by the Company or its Subsidiaries for such insurance (the “Insurance Amount”). At the Company’s option, the Company may purchase before the Effective Time, a six-year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring at or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, that the annual premium therefor would not be in excess of 200% of the last annual premium paid before the Effective Time. If such prepaid “tail policy” has been obtained by the Company before the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d)     Parent and Merger Sub shall cause Surviving Corporation to pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.11 in connection with their enforcement of their rights provided in this Section 5.11.

(e)     Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or any of its Subsidiaries as provided in their respective Articles of Incorporation or Regulations or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. The provisions of this Section 5.11 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by Law, charter, statute, regulation or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their Representatives. The obligations set forth in this Section 5.11 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Party, or any person who is a beneficiary under the policies referred to in this Section 5.11 and their heirs and Representatives, without the prior written consent of such affected Indemnified Party or other person.

(f)     If the Surviving Corporation or Parent or any of their successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, the Surviving Corporation or Parent, as the case may be, shall make or cause to be made, proper provisions so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall assume all of the obligations of the Surviving Corporation or Parent, as the case may be set forth in this Section 5.11.

(g)     Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.11 is not before or in substitution for any such claims under such policies.

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(h)     The provisions of this Section 5.11 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives.

5.12              Notice of Certain Events. Each of Parent, Merger Sub and the Company shall promptly advise the other of: (a) any change or event having or reasonably expected to have a Company Material Adverse Effect or Parent Material Adverse Effect on it, as the case may be, (b) any change or event that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement, (c) any notice or other communication from any person alleging that consent of such person is or may be required, or from any Governmental Entity, in connection with the transactions contemplated by this Agreement; and (d) any material legal actions commenced, or to such party’s knowledge, threatened; provided, however, that, notwithstanding the above, the delivery of any notice pursuant to this Section 5.12 will not limit or otherwise affect the remedies available hereunder to the Party receiving such notice or the conditions to such Party’s obligation to consummate the Merger.

5.13              Stock Exchange Delisting; Exchange Act Deregistration. Before the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange and SEC to enable the delisting by the Surviving Corporation of the Common Stock from the New York Stock Exchange and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than fifteen (15) trading days after the Closing Date.

5.14              Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations before the Effective Time. Before the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

5.15              Section 16 Matters. Before the Effective Time, the Company will take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act. The Parent agrees to cooperate with the Company in all respects necessary for the Company to take the actions contemplated by this Section 5.15.

5.16              Financing Cooperation. Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole expense, all cooperation reasonably requested by Parent that is necessary in connection with obtaining the Financing, any contemporaneous reorganization of the Surviving Corporation and any other matters related to the transition of the Company (so long as such cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including:

(a)     furnishing Parent and Merger Sub such financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including by granting Parent reasonable access pursuant to Section 5.6;

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(b)     assisting Parent in the preparation of customary offering memoranda, bank information memoranda, authorization letters, confirmations and undertakings, rating agency presentations and lender presentations relating to obtaining financing in connection with the Merger;

(c)     using reasonable best efforts to satisfy the conditions precedent set forth in any definitive documentation relating to financing in connection with the Merger to the extent the satisfaction of such conditions requires the cooperation of or is within the control of the Company;

(d)     using reasonable best efforts to cooperate with the financing sources’ due diligence investigation, to the extent customary and reasonable and not unreasonably interfering with the business of the Company;

(e)     obtaining any third-party consents or waivers deemed necessary by Parent, including consents and waivers that might be required in connection with any reorganization of the Surviving Corporation’s assets or liabilities anticipated by Parent to occur contemporaneously with the Closing;

(f)     using commercially reasonable efforts to obtain accountant’s comfort letters and legal opinions reasonably requested by Parent and customary for such financings, including issuing any customary representations letters to Grant Thornton.

Anything in this Section 5.16 to the contrary notwithstanding, until the Effective Time occurs, neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, as the case may be, shall (i) be required to pay any commitment or other similar fee, (ii) enter into any definitive agreement or have any liability or any obligation under any certificate, document, instrument, credit agreement or any related document or any other agreement or document related to the Financing, (iii) unless promptly reimbursed by Parent, be required to incur any other expenses in connection with the Financing or (iv) be required to take any action in his/her capacity as a director or officer of the Company or any of its Subsidiaries with respect to the Financing. The amounts required to be paid or reimbursed in this paragraph shall not be deemed a part of or subject to the expense limitation provisions in Section 7.3.

5.17              Transaction Costs. The Company has delivered to Parent an estimate of all costs and expenses that the Company will incur, to the Company’s knowledge, in connection with its engagement of third party providers whose services are anticipated to be used by the Company in connection with the consideration and consummation of the transactions contemplated by this Agreement, including but not limited to financial advisors, investment bankers, attorneys and accountants, whether payable before or after the Closing Date, but excluding any amounts paid as of the date of this Agreement (“Projected Transaction Costs”), and any supporting evidence that Parent has reasonably requested to support the Projected Transaction Costs, including any definitive agreements between the Company and material third-party providers.

5.18              Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

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ARTICLE 6.          CONDITIONS PRECEDENT

6.1                Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:

(a)     Shareholder Approval. The Requisite Shareholder Approval shall have been obtained.

(b)     No Orders or Restraints; Illegality. No Order issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation or Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or any other transactions contemplated by this Agreement.

(c)     Regulatory Approvals. (i) The applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been earlier terminated and any Agreement with any Governmental Entity not to close the Merger shall have expired or been terminated and (ii) other than the filing of the Articles of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur would be reasonably expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not be reasonably expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

6.2                Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction, or waiver by Parent and Merger Sub, at or before the Effective Time, of the following conditions:

(a)     Representations and Warranties.

(i)          The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in the first and third sentences of Section 3.2(a), the first sentence of Section 3.2(b), Section 3.2(c), Section 3.2(d), Section 3.2(e), Section 3.2(f), Section 3.2(g), the second through fourth sentences of Section 3.3(b), Section 3.4(a), Section 3.6(b), Section 3.8(a), the first sentence of Section 3.11(a), Section 3.19 and Section 3.20) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, except for such breaches that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

(ii)         The representations and warranties of the Company set forth in the first and third sentence of Section 3.2(a), the first sentence of Section 3.2(b), Section 3.2(c), Section 3.2(d), Section 3.2(e), Section 3.2(f), Section 3.2(g), the second through fourth sentences of Section 3.3(b), Section 3.4(a), Section 3.6(b), Section 3.8(a), the first sentence of Section 3.11(a), Section 3.19 and Section 3.20 shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, except for de minimus inaccuracies.

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(b)     Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time.

(c)     No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d)     No Breach of Financing. No Financing Source has terminated its Financing Commitment (i) on the grounds that a representation or warranty made by Parent and/or Merger Sub as to the condition, quality, sufficiency or title of any real property assets of the Company is not true and complete in all material respects, or (ii) as a result of any other Lien on the real property assets of the Company that was not disclosed in the Company Disclosure Schedules.

(e)     Appraisal Rights. Holders of not more than 10% of the Company Common Stock immediately prior to the Effective Time shall constitute Dissenting Shares or shall otherwise have rights of appraisal with respect to the transactions contemplated by this Agreement.

(f)      Retirement of Certain Executives. Craig Maier and Karen Maier shall have (i) tendered letters of resignation to the Company and any Subsidiaries or Affiliates of the Company at which he/she holds any position, (ii) stepped down from each position he/she holds at the Company or at any of the Company’s Affiliates and Subsidiaries, and (iii) waived all rights he/she may have to any payment triggered by the voluntary or involuntary termination of any position he/she holds at the Company or at any of the Company’s Affiliates and Subsidiaries; provided, however, that nothing in this Agreement will limit such person’s right to receive deferred benefits and compensation accrued in the ordinary course of such person’s employment under the terms of any applicable employment agreement or Company Benefit Plans.

(g)     Resignation of Company Board. Each member of the Company Board shall have (i) tendered a letter of resignation to the Company and any Subsidiaries or Affiliates of the Company at which he/she holds any position, (ii) stepped down from each position he/she holds at the Company or at any of the Company’s Affiliates and Subsidiaries, and (iii) waived all rights except for indemnification rights under applicable Articles of Incorporation or Regulations he/she may have to any payment triggered by the voluntary or involuntary termination of any position he/she holds at the Company or at any of the Company’s Affiliates and Subsidiaries.

(h)     Statement of Transaction Costs. No later than two (2) business days prior to the Closing Date, the Company must deliver to Parent a complete and accurate accounting (“Statement of Transaction Costs”) of all costs and expenses of the Company incurred in connection with its engagement of third party providers whose services were used by the Company in connection with the consideration and consummation of the transactions contemplated by this Agreement, including but not limited to financial advisors, investment bankers, attorneys and accountants, whether payable before or after the Closing Date, including fees, costs and expenses accrued and earned as a result of the Closing of the transactions contemplated by this Agreement (“Transaction Costs”).

(i)      Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company, certifying to the satisfaction of the conditions specified in this Section 6.2.

6.3                Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or before the Effective Time of the following conditions:

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(a)     Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, except for such breaches that have not had or would not reasonably be expected to have a Parent Material Adverse Effect.

(b)     Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or before the Closing Date.

(c)     Officer’s Certificate. Parent and Merger Sub shall have delivered to the Company a certificate, dated as of the Closing Date, signed on behalf of Parent and Merger Sub by the respective chief executive officer or the chief financial officer of Parent and Merger Sub, certifying to the satisfaction of the conditions specified in Sections 6.3(a) and 6.3(b).

6.4                Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement or breach of the requirement to use efforts in accordance with Section 5.5(b).

ARTICLE 7.          TERMINATION AND AMENDMENT

7.1                Termination. This Agreement may be terminated by the Company or Parent under certain circumstances, including.

(a)     Mutual Consent. By mutual written consent of the Company and Parent;

(b)     Delay. By either the Company or Parent, if the Merger shall not have been consummated on or before July 30, 2015 (the “End Date”), subject to one automatic extension of thirty (30) days, and such other extensions as shall be mutually agreed between Parent and the Company; provided, however, such subsequent extension is only available to Company if Parent is able to extend the availability of Financing. The right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date.

(c)     No Regulatory Approval. By either Parent or the Company if a Governmental Entity has issued a final and non-appealable Order having the effect of permanently prohibiting the consummation of the transactions contemplated by this Agreement (provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in such Order);

(d)     Failure of Shareholder Approval. By either Parent or the Company, if the Requisite Shareholder Approval has not been obtained at a special meeting or adjournment or postponement thereof at which a vote on the approval of the proposed transaction was taken, unless the provisions of Section 7.1(e) shall apply;

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(e)     Acceptance of Superior Proposal.

(i)          By the Company, if the Company has received a Superior Proposal and the Company Board has made a determination to accept such Superior Proposal, in accordance with the terms of Section 5.7; provided, that the Company shall have paid any amounts due pursuant to Section 7.3(b) in accordance with the terms, and at the times, specified therein.

(i)          By Parent, if (i) the Company Board or any committee thereof has failed to make, withdrawn, amended, modified, or materially qualified, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, has recommended an Acquisition Proposal, has failed to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer, has made any public statement inconsistent with the Company Board Recommendation, or resolved or agreed to take any of the foregoing actions, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), or (iii) the Company or the Company Board (or any committee thereof) has publicly announced its intentions to do any of actions specified in this Section 7.1(e).

(f)      Company Breach. By Parent, if there has been a breach in any representation or warranty of the Company or a failure to perform a covenant or agreement on the part of the Company set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would cause the conditions set forth in Sections 6.2(a)-(e) not to be satisfied and (ii) shall not have been cured, or is not capable of being cured, within 20 days following receipt by the Company of written notice of such breach or failure to perform from Parent (or, if earlier, the End Date);

(g)     Parent or Merger Sub Breach. By the Company, if there has been a breach in any representation or warranty of Parent or Merger Sub or a failure to perform a covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would cause the conditions set forth in Section 6.3(a) or 6.3(b) not to be satisfied and (ii) shall not have been cured, or is not capable of being cured, within 20 days following receipt by Parent of written notice of such breach or failure to perform from the Company (or, if earlier, the End Date); or

(h)     Failure to Consummate. By either Party, if (i) all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied by that Party (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) that Party has notified the other Party in writing that it is ready and willing to consummate the transactions contemplated by this Agreement (subject to the satisfaction of all of the conditions set forth in Sections 6.1 and 6.3) and (iii) the other Party fails to consummate the transactions contemplated by this Agreement within three Business Days following the delivery of such notice (for the avoidance of doubt, it being understood that in accordance with the proviso to Section 7.1(b), during such period of three Business Days following delivery of such notice, the other Party shall not be entitled to terminate this Agreement pursuant to Section 7.1(b)).

The Party desiring to terminate this Agreement pursuant to any clause of this Section 7.1 (other than clause (a)) shall give written notice of such termination to the other Party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is affected.

7.2                Effect of Termination. If either the Company or Parent terminates this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 5.5(b), 7.2, 7.3, 7.4, 7.5 and Article 8 shall survive any termination of this Agreement and (ii) neither the Company nor Parent shall be relieved or released from liability for willful breach of this Agreement or for fraud under applicable Law. Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 8.10 in lieu of terminating this Agreement pursuant to Section 7.1.

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7.3                Fees and Expenses.

(a)     At or before the Closing, Parent shall pay or cause to be paid by the Company the total Transaction Costs incurred by the Company but unpaid at Closing. The costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by the Company and Parent, all HSR costs shall be borne by Parent, and all Transaction Costs shall be paid by the Party incurring such Transaction Costs, whether or not the Merger is consummated, unless otherwise provided in this Agreement.

(b)     The Company shall pay to Parent a termination fee in the amount of $5,000,000 (the “Company Termination Fee”) in immediately available funds if this Agreement is terminated by either Party pursuant to Section 7.1(e).

(c)     The Company Termination Fee must be paid no later than fifteen (15) Business Days following the event that triggers such payment described in Section 7.3(b). In the event that Parent shall receive full payment of the Company Termination Fee, (i) the receipt of such amount shall be deemed to be liquidated damages and the sole and exclusive remedy of Parent, Merger Sub and their Affiliates against the Company and its Subsidiaries or any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, Representatives, general or limited partners, managers, management companies, members, shareholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, shareholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (collectively, “Company Related Parties”), (ii) no Company Related Party shall have any other liability or obligation for any or all losses or damages suffered or incurred by Parent, Merger Sub or any other Parent Related Parties in connection with this Agreement (and the termination hereof) or any matter forming the basis for such termination, and (iii) none of Parent, Merger Sub, any of their respective Affiliates or any other Parent Related Party shall be entitled to bring or maintain any other Proceeding against the Company, any of its Affiliates or any other Company Related Party arising out of such termination, any of the transactions contemplated hereby or any matters forming the basis for such termination. The Parties acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d)     The Parties acknowledge that the agreements contained in this Section 7.3 and in Section 8.10 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due under this Section 7.3, and, in order to obtain the payment, the Company or Parent, as the case may be, commences a suit that results in a judgment against the other Party for the payment set forth in this Section 7.3, such paying Party shall pay the other party or Parties, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

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7.4                Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective governing bodies, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any amendment of this Agreement (other than as contemplated by this Agreement) that (a) alters or changes the amount or the form of the Merger Consideration to be delivered under this Agreement to the holders of Company Common Stock, if such alteration or change would adversely affect the holders of any security of the Company, (b) alters or changes any term of the Articles of Incorporation of the Surviving Corporation, if such alteration or change would adversely affect the holders of any security of the Company, (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of the Company or (d) by applicable Law otherwise requiring the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

7.5                Extension; Waiver. At any time before the Effective Time, the Parties, by action taken or authorized by their respective governing bodies, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8.          GENERAL PROVISIONS

8.1                Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Sections 5.9 and 5.10 and for those other covenants and agreements contained in this Agreement that by their express terms apply or are to be performed in whole or in part after the Effective Time.

8.2                Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)     if to the Company, to:

Frisch’s Restaurants, Inc.

2800 Gilbert Avenue

Cincinnati, Ohio 45206

Attention: Craig F. Maier

with a copy to:

Cummins & Brown LLC

312 Walnut Street

Suite 1000

Cincinnati, Ohio 45202

Attention: James R. Cummins

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and

(b)     if to Parent or Merger Sub, to:

FRI Holding Company, LLC

4170 Ashford Dunwoody Road, Suite #390

Atlanta, GA 30319

Attention: Aziz Hashim

with a copy to:

Cheng Cohen LLC

311 North Aberdeen Street

Suite 400

Chicago, Illinois 60607

Attention: Amy Cheng

8.3                Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

8.4                Certain Definitions. For purposes of this Agreement:

(a)     “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Ohio are authorized by Law or Order to be closed.

(b)     “knowledge” of any person that is not an individual means the actual knowledge, after reasonable investigation, of the individuals identified in Section 8.4(b) of the Company Disclosure Schedule, except that knowledge shall be assumed for the purpose of this Agreement if such person or has received notice of such fact or other matter.

(c)     “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns).

8.5                Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

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8.6                Entire Agreement. This Agreement (including the Disclosure Schedules and Exhibits hereto and the other documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

8.7                Governing Law; Jurisdiction.

(a)     Ohio Law (without regard to any jurisdiction’s conflict-of-laws principles) exclusively governs all matters based upon, arising out of, or relating in any way to this Agreement and all other written agreements, documents and certificates expressly required by this Agreement to be delivered to another Party on the date hereof or at or before the Closing (collectively, the “Transaction Documents”) and the transactions contemplated by the Transaction Documents, including all Proceedings arising out of or relating to this Agreement or any of the other Transaction Documents as well as the interpretation, construction, performance and enforcement of this Agreement or any of the other Transaction Documents.

(b)     The Parties agree that any suit, action or proceeding brought by any Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in Cincinnati, Ohio. Each of the Parties submits to this exclusive jurisdiction of such courts in any suit, action or Proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action of Proceeding. Each Party irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or Proceeding in any such court or that any such suit, action or Proceeding brought in any such court has been brought in an inconvenient forum. Each Party agrees that any such suit, action or Proceeding will constitute a complex business case, and, if a Party initiates such a suit, action or proceeding in Ohio state court, it must be brought in the Ohio Business Courts as a business case.

8.8                WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING, INCLUDING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.

8.9                Assignment; Third-Party Beneficiaries.

(a)     Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by all of the Parties and their respective successors and assigns.

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(b)     Except (i) from and after the Effective Time, for the rights of holders of equity securities issued by the Company to receive the consideration set forth in Article 2 (with respect to which such holders shall be third-party beneficiaries) and (ii) as provided in Section 5.11 (with respect to which the Indemnified Parties shall be third-party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 7.5 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(c)     No provision in this Agreement modifies or amends or creates any Employee Benefit Plan unless this Agreement explicitly states that the provision “amends” or “creates” that Employee Benefit Plan, and no third party shall be entitled to enforce any provision of this Agreement on the grounds that it is an amendment to, or a creation of, an Employee Benefit Plan, unless that provision explicitly states that such enforcement rights are being conferred. This provision shall not prevent the Parties to this Agreement from enforcing any provision of this Agreement. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to, or creation of an Employee Benefit Plan, and that provision is construed to be such an amendment or creation despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any effect.

8.10              Enforcement.

(a)     Except as otherwise provided herein, any and all remedies herein expressly conferred upon a person will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such person, and the exercise by a person of any one remedy will not preclude the exercise of any other remedy.

(b)     The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the Party seeking such remedy has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. For the avoidance of doubt, each Party may pursue at its sole discretion both a grant of specific performance and monetary damages to which it may be lawfully entitled.

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8.11              Disclosure Schedules. The Company Disclosure Schedules and the Parent Disclosure Schedules shall each be arranged in Sections corresponding to the numbered Sections contained in this Agreement. The disclosure in any such Section, whether related to representations, warranties, covenants or agreements, shall qualify the corresponding Section of this Agreement. The disclosure in any Section of this Agreement in Article 3 or Article 4 shall qualify each other Section in Article 3 or Article 4 to the extent that it is reasonably apparent that such information is relevant in such other Sections. The inclusion of any information in the Company Disclosure Schedules or the Parent Disclosure Schedules, or in any update thereto, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Parent Material Adverse Effect, or is outside the ordinary course of business.

(Rest of Page Intentionally Left Blank)

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

FRISCH’S RESTAURANTS, INC.

Sign:	/s/ Craig F. Maier
Name: Craig F. Maier
Title: President & Chief Executive Officer

FRI HOLDING COMPANY, LLC
By: NRD Capital Management, LLC, its Manager

Sign:	/s/ Aziz Hashim
Name: Aziz Hashim
Title: Managing Member

FRI MERGER SUB, LLC
By: NRD Capital Management, LLC, its Manager

Sign:	/s/ Aziz Hashim
Name: Aziz Hashim
Title: Managing Member

Signature Page to Agreement and Plan of Merger